Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-121943

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear DeKalb Community Bank Shareholders:

     You are cordially invited to attend a special meeting in lieu of an annual meeting of shareholders of DeKalb Community Bank, which will be held on March 14, 2005, beginning at 6:30 p.m. local time at the Smithville Church of God, Family Fellowship Center, 801 West Broad Street, Smithville, Tennessee 37166. At the special meeting, DeKalb Community Bank’s shareholders will be asked to approve the merger of DeKalb Community Bank with and into Wilson Bank and Trust. If we complete the merger, each share of DeKalb Community Bank common stock will be exchanged for 0.6430 shares of Wilson Bank Holding Company common stock, along with cash in lieu of any fractional shares.

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DeKalb Community Bank common stock entitled to vote at the special meeting at which a quorum is present.

     Only shareholders who hold shares of DeKalb Community Bank at the close of business of February 1, 2005 will be entitled to vote at the special meeting.

     Based on our reasons described herein, including the fairness opinion issued by our financial advisor, PBS, which is attached as Appendix C to the attached proxy statement/prospectus, your board of directors believes that the merger agreement is in the best interests of DeKalb Community Bank shareholders. Accordingly, your board of directors recommends that you vote “For” approval and adoption of the merger agreement.

     The accompanying proxy statement/prospectus contains a detailed description of the merger agreement, its terms and conditions, and the transactions contemplated thereby. Please review these materials carefully and consider thoughtfully the information set forth therein.

     The merger involves certain investment considerations which you should evaluate carefully before voting for the merger. See “Risk Factors” on page 14 of the enclosed proxy statement/prospectus.

     It is very important that your shares be voted at the special meeting. Please take the time to vote by completing and mailing the enclosed proxy card. If you decide to attend our special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

Sincerely,

/s/ Gentry Barnes
President

     The date of this proxy statement/prospectus is February 9, 2005. This proxy statement/prospectus is first being mailed to DeKalb Community Bank shareholders on or about February 9, 2005.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Wilson Bank Holding Company common stock to be issued in the merger, or determined if the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

DEKALB COMMUNITY BANK

576 WEST BROAD STREET
SMITHVILLE, TENNESSEE 37166

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 14, 2005

To DeKalb Community Bank Shareholders:

     Notice is hereby given that a special meeting in lieu of an annual meeting of shareholders of DeKalb Community Bank will be held at the Smithville Church of God, Family Fellowship Center, 801 West Broad Street, Smithville, Tennessee 37166 on March 14, 2005, at 6:30 p.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated November 16, 2004, among Wilson Bank Holding Company, Wilson Bank and Trust and DeKalb Community Bank, a copy of which is attached as Appendix A to the attached proxy statement/prospectus, pursuant to which, among other things, DeKalb Community Bank will merge with and into Wilson Bank and Trust; and

2.	To transact such other business as may properly come before the special meeting.

     We have fixed the close of business on February 1, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of DeKalb Community Bank common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting. As of the record date, Wilson Bank Holding Company and its directors and officers owned 380,730 of the 753,272 shares of DeKalb Community Bank common stock issued and outstanding.

     A form of proxy and a proxy statement/prospectus containing more detailed information with respect to the matter to be considered at the special meeting accompanies this notice. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

     Dissenting shareholders who comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act, are entitled to dissent from the merger and receive payment of the fair value of their shares of DeKalb Community Bank common stock if the merger is consummated. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to the proxy statement/prospectus. Please see the section entitled “The Merger - Dissenters’ Rights” in the proxy statement/prospectus for a summary of the procedures to be followed in asserting these dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to DeKalb Community Bank before the vote is taken and the shareholder does not vote in favor of the merger agreement.

     The affirmative vote of the holders of a majority of the shares of DeKalb Community Bank common stock issued and outstanding and entitled to vote at the special meeting is necessary to approve and adopt the merger agreement. Because Wilson Bank Holding Company and its directors and officers own in excess of 50% of the outstanding shares of DeKalb Community Bank common stock, approval of the merger is highly likely.

     Your board of directors has determined that the merger agreement is in the best interests of DeKalb Community Bank’s shareholders and recommends that shareholders vote “For” approval and adoption of the merger.

By Order of the Board of Directors

/s/ Byrna Ashford, Secretary

Smithville, Tennessee

February 9, 2005

IMPORTANT: Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If you are a record shareholder and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the special meeting.

Proxy Statement of DeKalb Community Bank
Prospectus of Wilson Bank Holding Company

     This proxy statement/prospectus is being furnished to shareholders of DeKalb Community Bank, a state chartered bank incorporated under the laws of the State of Tennessee, in connection with the solicitation of proxies by the board of directors of DeKalb Community Bank for use at the special meeting of shareholders of DeKalb Community Bank to be held at 6:30 p.m., local time, on March 14, 2005 at the Smithville Church of God, Family Fellowship Center, 801 West Broad Street, Smithville, Tennessee 37166. At the special meeting, holders of DeKalb Community Bank common stock, no par value per share, are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2004, referred to as the merger agreement, among Wilson Bank Holding Company, Wilson Bank and Trust and DeKalb Community Bank, providing for, among other things, the merger of DeKalb Community Bank with and into Wilson Bank and Trust with Wilson Bank and Trust continuing as the surviving entity of the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and made a part of this proxy statement/prospectus.

     Wilson Bank Holding Company’s common stock is not listed on any national securities exchange or on the Nasdaq Stock Market.

     At the effective time of the merger, DeKalb Community Bank will merge with and into Wilson Bank and Trust. Each outstanding share of DeKalb Community Bank common stock, other than shares owned by Wilson Bank Holding Company and shareholders who properly perfect their dissenters’ rights, will be converted into the right to receive 0.6430 shares of Wilson Bank Holding Company common stock. In lieu of any fractional share that DeKalb Community Bank shareholders would otherwise receive, DeKalb Community Bank shareholders will receive cash equal to their fractional share amount multiplied by the last sale price of Wilson Bank Holding Company’s common stock on the date closest to, but not after, the closing date of the merger. For additional information regarding the terms of the merger, see the merger agreement attached as Appendix A to this proxy statement/prospectus and the discussion under “The Merger” beginning on page 20 and “The Merger Agreement” beginning on page 35. Completion of the merger is conditioned upon, among other things, adoption of the merger agreement by the DeKalb Community Bank shareholders and receipt of certain required regulatory approvals.

     DeKalb Community Bank shareholders are strongly urged to read and consider carefully this proxy statement/prospectus in its entirety, particularly the matters referred to under “Risk Factors” beginning on page 14.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Wilson Bank Holding Company common stock to be issued in the merger, or determined if the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Wilson Bank Holding Company common stock offered hereby has not been approved or disapproved by the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions or the Board of Governors of the Federal Reserve System nor has the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions or the Board of Governors of the Federal Reserve System passed on the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is unlawful.

     The date of this proxy statement/prospectus is February 9, 2005. This proxy statement/prospectus is first being mailed to the shareholders of DeKalb Community Bank on or about February 9, 2005.

i

     This proxy statement/prospectus incorporates important business and financial information about Wilson Bank Holding Company from other documents filed with the Securities and Exchange Commission that are not included in this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Wilson Bank Holding Company at the following address:

Wilson Bank Holding Company
623 West Main Street
P.O. Box 768
Lebanon, Tennessee 37087
(615) 444-2265

     If you would like to request any of the documents referred to above, please do so by March 7, 2005 in order to receive them before the special meeting. See “Where You Can Find More Information” beginning on page 52 for more information.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. What am I being asked to vote on?

A.	DeKalb Community Bank shareholders are being asked to vote on the merger of DeKalb Community Bank with and into Wilson Bank and Trust and the merger agreement related to the merger. As a result of the merger, each outstanding share of DeKalb Community Bank common stock, other than shares owned by Wilson Bank Holding Company and shareholders who properly perfect their dissenters’ rights of appraisal) will be converted into the right to receive 0.6430 shares of Wilson Bank Holding Company common stock. In lieu of any fractional share that DeKalb Community Bank shareholders would otherwise receive, DeKalb Community Bank shareholders will receive cash equal to their fractional share amount multiplied by the last sale price of Wilson Bank Holding Company’s common stock on the date closest to, but not after, the closing date of the merger. You may also be asked to consider other matters as may properly come before the special meeting. DeKalb Community Bank does not know of any other matters other than the approval of the merger that will be presented for consideration at its special meeting.

Q.	Why is Wilson Bank Holding Company choosing to combine Wilson Bank and Trust with DeKalb Community Bank?

A.	Wilson Bank Holding Company owns 100% of the issued and outstanding shares of the common stock of Wilson Bank and Trust along with 50% of the issued and outstanding shares of common stock of DeKalb Community Bank and the Community Bank of Smith County, two banks organized by Wilson Bank Holding Company in 1996 to serve DeKalb and Smith County Tennessee. Following the formation of DeKalb Community Bank, DeKalb Community Bank issued additional shares of its common stock to residents of DeKalb County to reduce Wilson Bank Holding Company’s initial ownership interest to 50% of the outstanding shares. DeKalb Community Bank’s board of directors includes four of Wilson Bank Holding Company’s directors and eight other directors. Randall Clemmons, Wilson Bank Holding Company’s Chief Executive Officer, serves as the Chief Executive Officer of DeKalb Community Bank but the Chairman, President, Vice President and other officers of DeKalb Community Bank are officers only of DeKalb Community Bank.

Since July 2002, Wilson Bank Holding Company and its three bank subsidiaries have incurred significantly higher internal control, auditing and accounting costs related to their compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations imposed by the Securities and Exchange Commission as a result of that act. These costs, which have increased substantially during 2004 as a result of the requirement that Wilson Bank Holding Company document, and have its independent public accountants attest to, the effectiveness of its internal controls over financial reporting, are increased over bank holding companies of similar size, by the fact that Wilson Bank Holding Company maintains three separate bank subsidiaries. Prompted by these elevating costs, management of Wilson Bank Holding Company began consideration of combining Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County. The boards of directors of Wilson Bank Holding Company, Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County thereafter agreed that it was in the best interests of each of the company’s respective shareholders to merge DeKalb Community Bank and Community Bank of Smith County with and into Wilson Bank and Trust. The boards of directors believe that combining these entities will result in cost savings to the combined companies related to both Sarbanes-Oxley compliance and the centralization of certain back office functions.

Q.	What do I need to do now?

A.	First, carefully read this proxy statement/prospectus in its entirety. Then, vote your shares of DeKalb Community Bank common stock by marking, signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also attend the special meeting and submit a properly executed proxy or ballot, although we ask that you cast your vote now, even if you intend to attend the special meeting. If a broker holds your shares in “street name,” you are not the record owner and you will need to ask your broker how you can vote at the special meeting.

Q.	Why is my vote important?

A.	A majority of the outstanding shares of DeKalb Community Bank common stock must be represented in person or by proxy at the special meeting for there to be a quorum. If you do not vote using one of the methods described above, it will be more difficult for DeKalb Community Bank to obtain the necessary quorum to hold its special meeting. In addition, the affirmative vote of the holders of a majority of the shares of DeKalb Community Bank common stock outstanding and entitled to vote at the special meeting is necessary to approve and adopt the merger agreement. Therefore, abstentions or failures to vote have the same effect as a vote “against” the merger agreement. While Wilson Bank Holding Company and its directors and officers own over 50% of the outstanding shares of DeKalb Community Bank common stock, and, as such, approval of the merger is highly likely, DeKalb Community Bank encourages all of its shareholders to vote on the merger.

Q.	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A.	No. If you do not provide your broker with instructions on how to vote your shares that are held in street name, your broker will not be permitted to vote them. Therefore, you should be sure to provide your broker with instructions on how to vote these shares.

Q.	Can I change my vote?

A.	Yes. If you have not voted through your broker, there are several ways you can change your vote after you have submitted a proxy.

•	First, you may send a written notice stating that you would like to revoke your proxy to DeKalb Community Bank’s Corporate Secretary, Byrna Ashford, at 576 West Broad Street, Smithville, Tennessee 37166 before the special meeting;

•	Second, you may complete and submit a new proxy card. Any earlier proxy will be revoked automatically; or

•	Third, you may attend the meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your earlier proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change your vote.

Q:	What are the principal risks relating to the merger?

A.	The anticipated benefits of combining the three bank subsidiaries, including the expected compliance cost savings, may not be realized. The merger is subject to certain conditions, including receipt of certain governmental approvals which, if delayed or not satisfied, may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction. These and other risks are discussed under the caption “Risk Factors” beginning on page 14 of this proxy statement/prospectus.

Q.	As a DeKalb Community Bank shareholder, what are the U.S. federal income tax consequences to me?

A.	We expect that for U.S. federal income tax purposes, your exchange of shares of DeKalb Community Bank common stock for shares of Wilson Bank Holding Company common stock by virtue of the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares. The holding period for the Wilson Bank Holding Company common stock received in the merger generally will include the holding period for the DeKalb Community Bank common stock exchanged in the merger. That period determines how any gain or loss should be treated for United States federal income tax purposes upon future sales of Wilson Bank Holding Company common stock

We provide a more detailed review of the material U.S. federal income tax consequences of the merger at page 32 of this proxy statement/prospectus.

Q.	Should I send in my stock certificates now?

A.	No. You should not send in your stock certificates at this time. Instructions for surrendering your DeKalb Community Bank stock certificate, in exchange for the merger consideration, will be sent to you after we complete the merger.

Q.	When do you expect the merger to be completed?

A.	We currently expect to complete the merger as promptly as practicable following the special meeting, assuming all the conditions to completion of the merger, including receipt of regulatory approvals, have been satisfied. Fulfilling some of these conditions, such as receiving certain regulatory approvals, is not entirely within our control. If all the conditions to completion of the merger have not been satisfied at that time, we expect to complete the merger as quickly as practicable once the conditions are satisfied.

Q.	As a DeKalb Community Bank shareholder, do I have to accept Wilson Bank Holding Company common stock in exchange for my shares of DeKalb Community Bank common stock if the merger is approved?

A.	No. If you are a DeKalb Community Bank shareholder and you follow the procedures prescribed by Tennessee law, you may dissent from the merger and have the fair value of your stock appraised by a court and paid in cash. If you follow those procedures, you won’t receive Wilson Bank Holding Company common stock. The fair value of your DeKalb Community Bank common stock, determined in the manner prescribed by Tennessee law, will be paid to you in cash. That amount could be more or less than the market value of Wilson Bank Holding Company common stock as of the closing date of the merger. For a more complete description of these dissenters’ rights, see pages 33 and 39 of this document.

Q.	Whom do I call if I have questions about the special meeting or the merger?

A.	You should direct any questions regarding the special meeting of shareholders or the merger to Randall Clemons, the Chief Executive Officer of Wilson Bank Holding Company and DeKalb Community Bank at 623 West Main Street, Lebanon, Tennessee 37087, (615) 444-2265 or to Gentry Barnes, the President of DeKalb Community Bank, at 576 West Broad Street, Smithville, Tennessee, 37166, (615) 597-4663.

Q.	Where can I find additional information about the merger?

A.	This document, the appendices and the documents incorporated by reference in this document contain additional information about the merger. Also, see “Where You Can Find More Information” on page 52 of this proxy statement/prospectus.

SUMMARY OF THE MERGER

     This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and the other documents to which this proxy statement/prospectus refers you to fully understand the merger. See “Where You Can Find More Information” on page 52. Each item in this summary refers to the page where that subject is discussed in more detail.

The Companies

Wilson Bank Holding Company
623 West Main Street
P.O. Box 768
Lebanon, Tennessee 37087
(615) 444-2265
http://www.wilsonbank.com

     Wilson Bank Holding Company was incorporated on March 17, 1992 under the laws of the State of Tennessee. The purpose of the Company was to acquire all of the issued and outstanding capital stock of Wilson Bank and Trust and act as a one-bank holding company. On November 17, 1992, Wilson Bank Holding Company acquired 100% of the capital stock of Wilson Bank and Trust pursuant to the terms of a plan of share exchange and agreement. As of September 30, 2004 it had over $892 million in total consolidated assets, approximately $791 million in deposits, and shareholders’ equity of about $69 million. All of Wilson Bank Holding Company’s banking business is conducted through Wilson Bank and Trust, a state chartered bank organized under the laws of the State of Tennessee, and two fifty-percent owned subsidiaries, DeKalb Community Bank and Community Bank of Smith County.

     The principal executive office is located in Lebanon, Tennessee at the address noted above. The principal telephone number is (615) 444-2265.

Wilson Bank and Trust
623 West Main Street
P.O. Box 768
Lebanon, Tennessee 37087
(615) 444-2265
http://www.wilsonbank.com

     Wilson Bank and Trust is a wholly-owned bank subsidiary of Wilson Bank Holding Company and is a state chartered bank organized under the laws of the State of Tennessee. Wilson Bank and Trust was organized in 1987 to provide Wilson County with a locally-owned, locally-managed commercial bank. Since its opening, it has experienced a steady growth in deposits and loans as a result of providing personal, service-oriented banking services to its targeted market. At January 1, 2005, it had nine full service banking offices located in Wilson County, Tennessee, one full service banking facility in Trousdale County, Tennessee, one full service banking office in eastern Davidson County and one banking facility located in Rutherford County.

     Wilson Bank and Trust offers a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes. It also offers custodial, trust and discount brokerage services to its customers.

     The principal executive office is located in Lebanon, Tennessee at the address noted above. The principal telephone number is (615) 444-2265.

DeKalb Community Bank (page 41)
576 West Broad Street
Smithville, Tennessee 37166
(615) 597-4663
http://www.dekalbcommunitybank.com

     DeKalb Community Bank is an independent, state chartered bank, which was established by Wilson Bank Holding Company in April 1996. It is owned 50% by Wilson Bank Holding Company and 50% by residents who primarily reside in DeKalb County, Tennessee. Its board of directors includes four members who are also members of the Wilson Bank Holding Company board of directors and eight other members. Its Chief Executive Officer is Randall Clemons, Wilson Bank Holding Company’s Chief Executive Officer, but its Chairman, President and Vice Presidents are officers only of DeKalb Community

Bank. DeKalb Community Bank operates two full-service branches, one in Smithville and one in Alexandria, Tennessee and is considered a subsidiary of Wilson Bank Holding Company for purposes of the Bank Holding Company Act of 1956. DeKalb Community Bank is the only predominantly locally-owned bank in DeKalb County and offers a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes.

The Special Meeting (page 18)

     The DeKalb Community Bank special meeting will be on March 14, 2005, at 6:30 p.m., local time, at the Smithville Church of God, Family Fellowship Center, 801 West Broad Street in Smithville, Tennessee. At the DeKalb Community Bank special meeting, you will be asked:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated November 16, 2004, among Wilson Bank Holding Company, Wilson Bank and Trust and DeKalb Community Bank, a copy of which is attached as Appendix A to this proxy statement/prospectus, pursuant to which, among other things, DeKalb Community Bank will merge with and into Wilson Bank and Trust; and

•	To transact such other business as may properly come before the special meeting.

Risk Factors (page 14)

     See “Risk Factors” beginning on page 14 for a discussion of the factors you should carefully consider before deciding how to vote your shares of DeKalb Community Bank common stock at the special meeting.

Reasons for the Merger (page 21)

     Since July 2002, Wilson Bank Holding Company and its three bank subsidiaries have incurred significantly higher internal control, auditing and accounting costs related to their compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations imposed by the Securities and Exchange Commission as a result of that act. These costs, which have increased substantially during 2004 as a result of the requirement that Wilson Bank Holding Company document, and have its independent public accountants attest to, the effectiveness of its internal controls over financial reporting, are increased over bank holding companies of similar size, by the fact that Wilson Bank Holding Company maintains three separate bank subsidiaries. Prompted by these elevating costs, management of Wilson Bank Holding Company began consideration of combining Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County. The boards of directors of Wilson Bank Holding Company, Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County thereafter agreed that it is in the best interests of each of the company’s respective shareholders to merge DeKalb Community Bank and Community Bank of Smith County with and into Wilson Bank and Trust. The boards of directors believe that combining these entities will result in cost savings to the combined companies related to both Sarbanes-Oxley compliance and the centralization of certain back office functions.

DeKalb Community Bank’s Recommendation to Shareholders (page 19)

     DeKalb Community Bank’s board believes that the merger is fair to you and in your best interests, and the members of the board, other than those directors abstaining from the vote because of the fact that they also serve on the board of directors of Wilson Bank Holding Company, unanimously recommend that you approve the merger agreement attached hereto as Appendix A.

Record Date; Vote Required (page 18)

     You may vote at the DeKalb Community Bank special meeting if you owned DeKalb Community Bank common stock at the close of business on February 1, 2005. On that date, there were 753,272 shares of DeKalb Community Bank common stock outstanding and entitled to vote, 376,636 of which were owned by Wilson Bank Holding Company, 4,094 of which were owned by officers and directors of Wilson Bank Holding Company other than those persons who are also directors of DeKalb Community Bank, and 67,004 of which were owned by the officers and directors of DeKalb Community Bank. You are entitled to cast one vote for each share of common stock you owned on that date.

     In order for the merger to be approved, under Tennessee law, DeKalb Community Bank shareholders holding a majority of the outstanding shares of our common stock on the record date must vote in favor of the merger. Because Wilson Bank Holding Company and its officers and directors own in excess of 50.5% of the outstanding shares of DeKalb Community Bank common stock, approval of the merger is highly likely.

The Merger (page 20)

     DeKalb Community Bank will merge with and into Wilson Bank and Trust with Wilson Bank and Trust as the surviving corporation of the merger. After the merger, DeKalb Community Bank shareholders, other than those who properly perfect their dissenters’ rights, will be shareholders of Wilson Bank Holding Company. Wilson Bank and Trust will, however, operate DeKalb Community Bank’s branches as DeKalb Community Bank, a Wilson Bank and Trust branch.

     We have attached the agreement and plan of merger by and among Wilson Bank Holding Company, Wilson Bank and Trust and DeKalb Community Bank to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

Merger Consideration That You Will Receive (page 28)

     As merger consideration, you will receive 0.6430 shares of Wilson Bank Holding Company common stock plus cash in lieu of fractional shares in an amount equal to your fractional share amount multiplied by the last sale price of Wilson Bank Holding Company’s common stock on the date closest to, but not after, the closing date of the merger.

Opinion of DeKalb Community Bank’s Financial Advisor (page 24)

     It is a condition to the parties’ obligation to consummate the merger that DeKalb Community Bank’s board of directors shall have received the written opinion of PBS, DeKalb Community Bank’s financial advisor, as to the fairness to DeKalb Community Bank’s shareholders, from a financial point of view, of the merger consideration. The full text of PBS’s opinion is attached to this proxy statement/prospectus as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. PBS’s opinion, which has been provided to DeKalb Community Bank’s board of directors in connection with the transaction, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act on matters relating to the merger.

Conditions to Completion of the Merger (page 37)

     The completion of the merger depends on a number of conditions being met, including the following:

•	DeKalb Community Bank’s shareholders approving the merger;

•	receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

•	the absence of any governmental order blocking completion of the merger, or of any proceedings by a governmental body trying to block it;

•	receipt of all regulatory and material non-regulatory consents that are required to complete the merger;

•	receipt by DeKalb Community Bank’s board of directors of the written opinion of PBS to the effect that the merger consideration to be received by the DeKalb Community Bank shareholders is fair to the holders of DeKalb Community Bank common stock from a financial point of view;

•	the absence of any litigation which, if adversely determined might, in the reasonable opinion of Wilson Bank Holding Company, have a material adverse effect on DeKalb Community Bank; and

•	PBS shall have performed its review of the book values of Wilson Bank Holding Company’s and DeKalb Community Bank’s common stock prior to the mailing of this proxy statement/prospectus to its shareholders and made its determination as to the adequacy and calculation methodologies of Wilson Bank Holding Company’s and DeKalb Community Bank’s loan loss reserves and allowance for doubtful accounts, among other items, by such date and as a result thereof recommended any adjustments to the book value of DeKalb Community Bank’s or Wilson Bank Holding Company’s common stock, with all such recommended adjustments being acceptable to the board of directors of DeKalb Community Bank.

     In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We can’t be certain whether or when any of the conditions we’ve listed will be satisfied (or waived, where permissible), or that the merger will be completed.

Material United States Federal Income Tax Consequences (page 32)

     We have structured the transaction with the intent that DeKalb Community Bank’s shareholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with cash received instead of fractional shares.

     Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences.

Accounting Treatment (page 33)

     The merger will be accounted for using the purchase method of accounting for financial reporting purposes.

Interests of Other Persons in the Merger that are Different from Yours (page 29)

     Directors and executive officers of DeKalb Community Bank have interests in the merger that are different from the interests of a DeKalb Community Bank shareholder generally. Four of the DeKalb Community Bank directors, Jack Bell, Randall Clemons, John Trice and Bob VanHooser, also serve as directors of Wilson Bank Holding Company. In addition, certain of the directors and executive officers of Wilson Bank Holding Company own shares of DeKalb Community Bank common stock. The directors of DeKalb Community Bank, who are not also directors of Wilson Bank and Trust, will serve as members of the community advisory board of directors of the DeKalb Community Bank branches of Wilson Bank and Trust following consummation of the merger. In addition, the executive officers of DeKalb Community Bank will retain their positions with the DeKalb Community Bank branches of Wilson Bank and Trust.

Restrictions on Ability to Sell Wilson Bank Holding Company Common Stock (page 34)

     All shares of Wilson Bank Holding Company common stock you receive in connection with the merger will be freely transferable unless you are considered an “affiliate” of either DeKalb Community Bank, Wilson Bank and Trust or Wilson Bank Holding Company for the purposes of the Securities Act of 1933 as of the date of the special meeting, in which case you will be permitted to sell the shares of Wilson Bank Holding Company common stock you receive in the merger only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This proxy statement/prospectus does not register the resale of stock held by affiliates.

Effective Time (page 29)

     The merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee, or at such later time that the parties hereto shall have agreed upon and designated in such filings as the effective time of the merger.

Comparative Per Share Market Price Information (page 12)

     Shares of Wilson Bank Holding Company common stock are not listed or traded on a national exchange or over-the-counter. Shares of DeKalb Community Bank common stock are neither listed nor publicly traded. Based on information known to Wilson Bank Holding Company’s senior management, the only price paid for shares of Wilson Bank Holding Company common stock during the week ended November 15, 2004 (the day prior to the signing of the merger agreement) was $30.50. On February 1, 2005, the latest practicable date before the mailing of this proxy statement/prospectus the closing sale price was $31.50. To the knowledge of the DeKalb Community Bank senior management, the last transaction in DeKalb Community Bank common stock was the sale of 464 shares at $20.00 per share on January 13, 2005.

     Based on the exchange ratio in the merger agreement, the market value of the consideration that DeKalb Community Bank’s shareholders, other than Wilson Bank Holding Company, will receive in the merger for each share of DeKalb Community Bank common stock would be approximately

$20.25 based on the closing sale price for Wilson Bank Holding Company’s common stock on November 15, 2004 and $20.25 based on the closing sale price for Wilson Bank Holding Company’s common stock on February 1, 2005.

Dissenters’ Rights (page 33)

     Tennessee law permits you to dissent from the merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including filing certain notices with us and refraining from voting your shares in favor of the merger. If you properly dissent from the merger, your shares of DeKalb Community Bank common stock will not be exchanged for shares of Wilson Bank Holding Company common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

     A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is properly delivered to DeKalb Community Bank before the vote on the merger is taken and the shareholder does not vote in favor of the merger.

Termination of the Merger Agreement (Page 38)

     Wilson Bank Holding Company and DeKalb Community Bank can mutually agree at any time to terminate the merger agreement without completing the merger, even if DeKalb Community Bank’s shareholders have already voted to approve it. Also, DeKalb Community Bank can terminate the merger agreement if, within five (5) business days of its board of directors being advised by PBS of its proposed adjustments to the book value of Wilson Bank Holding Company’s or DeKalb Community Bank’s common stock, the DeKalb Community Bank board of directors determines, in its sole discretion, to terminate the merger agreement.

     Moreover, either Wilson Bank Holding Company or DeKalb Community Bank can terminate the merger agreement in, among others, the following circumstances:

•	if the other party makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other;

•	if the merger isn’t completed by April 30, 2005;

•	in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement shall have been denied by final nonappealable action of such governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority;

•	if the DeKalb Community Bank shareholders don’t approve the merger; or

•	if the other party violates or breaches, in a material way, any of its agreements, representations, and warranties under the merger agreement.

Regulatory Approvals (page 32)

     Wilson Bank Holding Company and DeKalb Community Bank can’t complete the merger unless they obtain certain approvals from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or FDIC, and the Tennessee Department of Financial Institutions. The U.S. Department of Justice has input into the Federal Reserve Board’s approval process.

     While Wilson Bank Holding Company and DeKalb Community Bank don’t know of any reason why they shouldn’t obtain the regulatory approvals in a timely manner, they can’t be certain when they will obtain them or that they will obtain them.

Surrender of Stock Certificates (page 29)

     Following the effective time of the merger, Wilson Bank Holding Company will cause a letter of transmittal to be mailed to all holders of DeKalb Community Bank common stock containing instructions for surrendering their stock certificates. Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal. Please do not send stock certificates with your proxy.

Certain Effects of the Merger

     Upon completion of the merger, DeKalb Community Bank shareholders, other than those who properly perfect their dissenters’ rights, will become shareholders of Wilson Bank Holding Company. The internal affairs of Wilson Bank Holding Company are governed by the Tennessee Business Corporation Act and Wilson Bank Holding Company’s charter and bylaws. The merger may result in differences in the rights of DeKalb Community Bank’s shareholders, which are summarized in “Comparison of Rights of Wilson Bank Holding Company and Dekalb Community Bank Shareholders” beginning on page 44.

Community Bank of Smith County Merger

     As described above, Wilson Bank Holding Company’s board of directors also believes it is in the best interest of Wilson Bank Holding Company and its shareholders to merge its other 50% owned subsidiary, Community Bank of Smith County, with Wilson Bank and Trust. To that end, on November 16, 2004, Wilson Bank Holding Company also entered into a merger agreement with Community Bank of Smith County, pursuant to which Community Bank of Smith County will merge with and into Wilson Bank and Trust with Wilson Bank and Trust continuing as the surviving entity of the merger. At a special meeting of Community Bank of Smith County’s shareholders to be held on March 24, 2005, Community Bank of Smith County’s shareholders will be asked to approve the merger of Community Bank of Smith County with and into Wilson Bank and Trust.

Selected Consolidated Historical Financial Data
of Wilson Bank Holding Company

     The following table summarizes selected historical consolidated financial data of Wilson Bank Holding Company, which should be read in conjunction with the consolidated financial statements of Wilson Bank Holding Company included in Wilson Bank Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and Wilson Bank Holding Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated herein by reference and from which this information is derived. The financial data as of and for the five years ended December 31, 2003, has been derived from the audited consolidated financial statements of Wilson Bank Holding Company. The financial data as of and for the nine months ended September 30, 2004 and 2003 have been derived from the unaudited condensed consolidated financial statements of Wilson Bank Holding Company. In the opinion of Wilson Bank Holding Company’s management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial data for the nine months ended September 30, 2004 and 2003, have been reflected therein. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full year.

						For the Nine
						Months Ended
	For the Year Ended December 31,					September 30,
	2003	2002	2001	2000	1999	2004	2003
						(unaudited)
Consolidated Balance Sheets:
Total Assets end of year	$852,619	752,786	667,804	602,218	495,218	892,416	823,964
Loans, net	$584,714	543,658	489,277	427,764	354,758	693,614	576,936
Securities	$149,536	118,342	98,561	91,064	83,780	134,843	146,149
Deposits	$770,419	679,408	602,576	543,583	447,792	791,065	738,209
Shareholders’ equity	$63,323	55,031	45,971	38,735	32,250	69,404	61,212

Consolidated Statements of Earnings:
Interest income	$44,115	45,090	47,883	42,426	35,193	36,513	34,614
Interest expense	15,217	18,215	25,633	22,860	17,457	11,450	11,519

Net interest income	28,898	26,875	22,250	19,566	17,736	25,063	23,095
Provision for possible loan losses	1,904	2,344	1,976	1,417	1,103	2,272	1,518

Net interest income after provision for possible loan losses	26,994	24,531	20,274	18,149	16,633	22,791	21,577
Non-interest income	9,060	8,076	7,732	5,752	4,350	5,996	6,766
Non-interest expense	20,377	18,685	17,314	14,871	13,265	17,852	16,380

Earnings before income taxes	15,677	13,922	10,692	9,030	7,718	10,935	11,963
Income taxes	6,242	5,393	4,041	3,397	2,816	4,255	4,783

Net earnings	$9,435	8,529	6,651	5,633	4,902	6,680	7,180

Minority interest in net earnings of subsidiaries	$916	866	587	460	271	391	726

Cash dividends declared	$2,651	2,378	1,920	1,579	1,447	3,262	2,651

Per Share Data: (1)
Basic earnings per common share	$2.20	2.04	1.63	1.42	1.26	1.52	1.68
Diluted earnings per common share	$2.20	2.04	1.63	1.42	1.26	1.52	1.68
Cash dividends	$0.63	0.58	0.48	0.40	0.38	0.75	0.63
Book value	$14.66	13.05	11.19	9.66	8.22	15.66	14.17

Ratios:
Return on average shareholders’ equity	16.00%	16.98%	15.70%	16.39%	16.04%	12.25%	14.44%
Return on average assets (2)	1.31%	1.33%	1.14%	1.14%	1.12%	1.08%	1.30%
Capital to assets (3)	8.19%	8.08%	7.61%	7.13%	7.25%	8.55%	8.20%

						For the Nine
						Months Ended
	For the Year Ended December 31,					September 30,
	2003	2002	2001	2000	1999	2004	2003
						(unaudited)
Dividends declared per share as percentage of basic earnings per share	26.36%	28.19%	29.14%	28.27%	29.76%	49.34%	37.50%

(1)	Per share data has been retroactively adjusted to reflect a 2 for 1 split which occurred effective October 31, 2003.

(2)	Includes minority interest earnings of consolidated subsidiaries in numerator.

(3)	Includes minority interest of consolidated subsidiaries in numerator.

MARKET PRICE AND DIVIDEND INFORMATION

     The common stock of Wilson Bank Holding Company is not traded on an exchange nor is there a known active trading market. Based solely on information made available to Wilson Bank Holding Company from limited numbers of buyers and sellers, Wilson Bank Holding Company believes that the following table sets forth the quarterly range of sale prices for the Wilson Bank Holding Company’s common stock during the years 2003, 2004 and 2005. The information set forth below has been adjusted to reflect a 2-for-1 stock split paid by Wilson Bank Holding Company on October 31, 2003.

			CASH
			DIVIDEND
	HIGH	LOW	DECLARED
FISCAL 2003
First quarter	$22.50	$21.75	$0.30
Second quarter	23.25	22.50	—
Third quarter	24.12	23.25	0.33
Fourth quarter	27.50	24.12	—

FISCAL 2004
First quarter	28.50	27.50	0.35
Second quarter	29.50	28.50	—
Third quarter	30.50	29.50	0.40
Fourth quarter	30.50	29.50	—

FISCAL 2005
First quarter (through February 1, 2005)	31.50	30.50	0.40

     There is no established public trading market for DeKalb Community Bank common stock. Because of the limited number of DeKalb Community Bank shareholders, trading in DeKalb Community Bank common stock has been essentially nonexistent. To the knowledge of the DeKalb Community Bank senior management, the following table sets forth all sales of DeKalb Community Bank stock during the years 2003, 2004 and 2005. The information below has been adjusted to reflect a 2-for-1 stock split paid by DeKalb Community Bank on February 12, 2004.

DATE	NUMBER OF SHARES	PRICE PER SHARE
August 1, 2003	119	$30.00
February 27, 2004	107	17.00
April 12, 2004	862	20.00
May 12, 2004	104	18.00
June 10, 2004	100	18.00
July 8, 2004	100	18.00
September 30, 2004	188	18.00
October 28, 2004	100	18.50
December 31, 2004	8	18.00
January 13, 2005	464	20.00

Dividend Information

     On January 1, 2003, a $.30 per share cash dividend was declared and on July 1, 2003, a $.33 per share cash dividend was declared and subsequently paid to shareholders of record of Wilson Bank Holding Company as of those dates. On January 1, 2004, a $.35 per share cash dividend was declared and on July 1, 2004, a $.40 per share cash dividend was declared and subsequently paid to shareholders of record of Wilson Bank Holding Company as of those dates. On January 1, 2005, a $.40 per share cash dividend was declared. The dividend is expected to be paid on January 31, 2005 to Wilson Bank Holding Company’s shareholders of record as of January 1, 2005. Future dividends will be dependent on the Company’s profitability, its capital needs, overall financial condition, economic and regulatory consideration. In 2004, DeKalb Community Bank did not pay cash dividends, but it did issue a stock dividend in connection with its 2-for-1 stock split. In 2003, DeKalb Community Bank paid dividends totaling $0.70 per share to its shareholders.

Comparative Per Share Market Price Information

     Shares of Wilson Bank Holding Company common stock are not listed or traded on a national exchange, the Nasdaq Stock Market or over-the-counter. Shares of DeKalb Community Bank common stock also are not listed or publicly traded. Based on information known to Wilson Bank Holding Company’s senior management, the closing sales price for shares of Wilson Bank Holding Company common stock on November 15, 2004 (the day prior to the signing of the merger agreement) was $30.50. On February 1, 2005, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sales price of Wilson Bank Holding Company common stock was $31.50. To the knowledge of the DeKalb Community Bank senior management, the last sale of DeKalb Community Bank common stock was the sale of 464 shares at $20.00 per share on January 13, 2005.

     Based on the exchange ratio in the merger agreement, the market value of the consideration that DeKalb Community Bank’s shareholders will receive in the merger for each share of DeKalb Community Bank common stock would be approximately $20.25 based on the sale price for Wilson Bank Holding Company’s common stock on November 15, 2004 and $20.25 based on the closing sale price for Wilson Bank Holding Company’s common stock on February 1, 2005.

Number of Shareholders

     As of February 1, 2005, there were approximately 383 shareholders of record of DeKalb Community Bank common stock. As of February 1, 2005, there were approximately 1,651 shareholders of record of Wilson Bank Holding Company common stock.

Shares Held by Certain Shareholders

     Adoption of the merger agreement by DeKalb Community Bank shareholders requires the affirmative vote of the holders of a majority of the shares of DeKalb Community Bank common stock outstanding and entitled to vote at the special meeting. As of February 1, 2005, approximately 8.4% of the outstanding shares of DeKalb Community Bank common stock were held by directors and executive officers of DeKalb Community Bank and their affiliates and an additional 50.0% of the outstanding shares were held by Wilson Bank Holding Company and its directors and executive officers and their affiliates, other than those persons who also serve as directors of DeKalb Community Bank.

RISK FACTORS

     Before you vote for adoption of the merger agreement, you should carefully consider the risks described below in addition to the other information contained in this proxy statement/prospectus, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17. By voting for adoption of the merger agreement, you will be choosing to invest in Wilson Bank Holding Company common stock. The risks and uncertainties described below are not the only ones facing Wilson Bank Holding Company. If any of the following risks actually occur, Wilson Bank Holding Company’s business, financial condition or results of operations could be materially adversely affected, the value of Wilson Bank Holding Company common stock could decline and you may lose all or part of your investment.

Risks Associated with the Merger

     Because Wilson Bank Holding Company and certain of its board members and executive officers own in excess of 50% of the outstanding common stock of DeKalb Community Bank there are certain conflicts of interest related to the merger.

     Wilson Bank Holding Company owns 50.0% of the issued and outstanding shares of DeKalb Community Bank common stock. Additionally, the executive officers and directors of Wilson Bank Holding Company, including those persons who are also directors of DeKalb Community Bank, own 0.54% of the outstanding shares of DeKalb Community Bank. Under Tennessee law and DeKalb Community Bank’s organizational documents, the merger must be approved by the holders of a majority of the outstanding shares of DeKalb Community Bank common stock entitled to vote at the meeting. Because of the ownership of Wilson Bank Holding Company and its officers and directors (all of whom are anticipated to vote in favor of the merger), approval of the merger by the required shareholder vote is highly likely. Furthermore, Wilson Bank Holding Company proposed the merger and its principal terms to the board of directors of DeKalb Community Bank, and was not willing to condition the merger on the approval of the shareholders of DeKalb Community Bank who were not affiliated with Wilson Bank Holding Company. The board of directors of DeKalb Community Bank was aware of these facts when it approved the merger and the board members recommended that the DeKalb Community Bank shareholders vote in favor of the merger. Messrs. Jack Bell, Randall Clemons, John Trice and Bob Van Hooser, all of whom are directors of Wilson Bank Holding Company, abstained from voting on the merger. As described below in the sections entitled “The Merger – Opinion of DeKalb Community Bank’s Financial Advisor” and “The Merger Agreement – Conditions to the Merger,” the board of directors of DeKalb Community Bank must receive the opinion of its financial advisor prior to the mailing of this proxy statement/prospectus to the effect that the merger consideration to be received by the shareholders of DeKalb Community Bank is fair from a financial point of view.

     The anticipated benefits of consolidating DeKalb Community Bank and Wilson Bank and Trust may not be realized.

     Wilson Bank Holding Company and DeKalb Community Bank have entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things,that the expenses for the combined bank will be significantly less than those experienced by the separate stand alone operations, particularly with respect to expenses associated with Wilson Bank Holding Company’s accounting, auditing and internal control function and its Sarbanes-Oxley compliance efforts. The parties also anticipate that the combined structure will result in additional savings and operating efficiencies with the centralization of certain back office activities. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including the ability to integrate the operations of DeKalb Community Bank in an efficient and effective manner. Failure to achieve these expense savings and operating efficiencies could result in unanticipated additional cost to Wilson Bank Holding Company.

     If the conditions to the merger are not met, the merger may not occur.

     Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. For a more complete discussion of the conditions to the merger, please see “The Merger Agreement—Conditions to the Merger” beginning on page 37. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and each of Wilson Bank Holding Company, Wilson Bank and Trust and DeKalb Community Bank may lose some or all of the intended benefits of the merger. The following conditions must be satisfied or waived, if permissible, before Wilson Bank Holding Company and DeKalb Community Bank are obligated to complete the merger:

•	DeKalb Community Bank’s shareholders must approve the merger;

•	All required regulatory approvals must be received, and any regulatory waiting periods must have expired;

•	No governmental order blocking completion of the merger shall have been received, or shall a proceeding by a government body trying to block the merger have been initiated;

•	All regulatory and material non-regulatory consents that are required to complete the merger shall have been received;

•	DeKalb Community Bank’s board of directors shall have received the written opinion of PBS to the effect that the merger consideration to be received by the DeKalb Community Bank shareholders is fair to the holders of DeKalb Community Bank common stock from a financial point of view;

•	No litigation which, if adversely determined might, in the reasonable opinion of Wilson Bank Holding Company, have a material adverse effect on DeKalb Community Bank shall have been commenced; and

•	PBS shall have performed its review of the book values of Wilson Bank Holding Company’s and DeKalb Community Bank’s Common Stock prior to the mailing of this proxy statement/prospectus and made its determination as to the adequacy and calculation methodologies of the Wilson Bank Holding Company’s and DeKalb Community Bank’s loan loss reserves and allowance for doubtful accounts, among other items, by such date and as a result thereof recommended any adjustments to the book value of DeKalb Community Bank’s or Wilson Bank Holding Company’s common stock, with all such recommended adjustments being acceptable to the board of directors of DeKalb Community Bank.

Risks Related to Wilson Bank Holding Company’s Business

     Wilson Bank Holding Company is geographically concentrated in Wilson County, Tennessee and its surrounding counties and changes in local economic conditions impact its profitability.

     Wilson Bank Holding Company operates primarily in Wilson, DeKalb and Smith counties and the surrounding counties and substantially all of its loan customers and most of its deposit and other customers live or have operations in this same geographic area. Accordingly, Wilson Bank Holding Company’s success significantly depends upon the growth in population, income levels, and deposits in these areas, along with the continued attraction of business ventures to the area, and its profitability is impacted by the changes in general economic conditions in this market. In addition, and like DeKalb Community Bank, unfavorable local or national economic conditions could reduce Wilson Bank Holding Company’s growth rate, affect the ability of its customers to repay their loans and generally affect its financial condition and results of operations. Wilson Bank Holding Company is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies.

     Wilson Bank Holding Company’s key management personnel may leave at any time.

     Wilson Bank Holding Company’s future success depends to a significant extent on the continued service of its key management personnel, especially Randall Clemons, its president and chief executive officer and Elmer Richerson, the president of Wilson Bank and Trust. While Wilson Bank Holding Company does not have employment agreements with any of its personnel and can provide no assurance that it will be able to retain any of its key officers and employees or attract and retain qualified personnel in the future, it has entered into non-competition agreements with such persons which would prevent them in most circumstances, from competing with Wilson Bank and Trust for one year following their termination. In addition, these persons are parties to certain deferred compensation and equity incentive plans, the benefits of which would cease to accrue upon the termination of the person’s employment with Wilson Bank Holding Company or Wilson Bank and Trust.

     Wilson Bank Holding Company, as well as Wilson Bank and Trust, operate in a highly regulated environment and are supervised and examined by various federal and state regulatory agencies who may adversely affect Wilson Bank Holding Company’s ability to conduct business.

     The Tennessee Department of Financial Institutions and the Board of Governors of the Federal Reserve supervise and examine Wilson Bank and Trust and Wilson Bank Holding Company, respectively. Because Wilson Bank and Trust’s deposits are federally insured up to $100,000, the FDIC also regulates its activities. These and other regulatory agencies impose certain regulations and restrictions on Wilson Bank and Trust, including:

•	explicit standards as to capital and financial condition;

•	limitations on the permissible types, amounts and extensions of credit and investments;

•	restrictions on permissible non-banking activities; and

•	restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. As a result, Wilson Bank Holding Company must expend significant time and expense to assure that it is in compliance with regulatory requirements and agency practices.

     Wilson Bank Holding Company, as well as Wilson Bank and Trust, also undergoes periodic examinations by one or more regulatory agencies. Following such examinations, Wilson Bank Holding Company or Wilson Bank and Trust may be required, among other things, to make additional provisions to its allowance for loan loss or to restrict its operations. These actions would result from the regulators’ judgments based on information available to them at the time of their examination. Wilson Bank and Trust’s operations are also governed by a wide variety of state and federal consumer protection laws and regulations. These federal and state regulatory restrictions limit the manner in which Wilson Bank Holding Company and Wilson Bank and Trust may conduct business and obtain financing. These laws and regulations can and do change significantly from time to time, and any such change could adversely affect Wilson Bank Holding Company’s results of operations.

     Wilson Bank Holding Company’s common stock is thinly traded, and recent prices may not reflect the prices at which the stock would trade in an active trading market.

     Wilson Bank Holding Company’s common stock, like that of DeKalb Community Bank, is not traded through an organized exchange, but rather is traded in individually-arranged transactions between buyers and sellers. Therefore, recent prices, including those reflected in this proxy statement/prospectus may not necessarily reflect the actual value of Wilson Bank Holding Company’s common stock. Your ability to sell the shares of common stock you acquire as a result of the merger in a timely manner and at a price similar to those prices set out in this document may be substantially limited by the lack of a trading market for the common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus referring to Wilson Bank Holding Company, including the Appendices attached to this proxy statement/prospectus and made part of this proxy statement/prospectus, and may include statements regarding the period following completion of the merger. These statements are intended to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

     These forward-looking statements are based on current projections about operations, industry, financial condition and liquidity. Words such as “may,” “will,” “should,” “plan,” “predict,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or Wilson Bank Holding Company’s businesses, identify forward-looking statements. You should note that the discussion of Wilson Bank Holding Company’s reasons for the merger and the description of the opinion of DeKalb Community Bank’s financial advisor contain many forward-looking statements that describe beliefs, assumptions and estimates of the management of each of DeKalb Community Bank and Wilson Bank Holding Company and public sources as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following matters:

•	increased competition with other financial institutions;

•	lack of sustained growth in the economy in Wilson Bank Holding Company’s market area;

•	rapid fluctuations in interest rates;

•	significant downturns in the businesses of one or more large customers;

•	changes in the legislative and regulatory environment;

•	inadequate allowance for loan losses; and

•	loss of key personnel

     The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. DeKalb Community Bank shareholders are cautioned not to place undue reliance on such statements.

     All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Wilson Bank Holding Company or DeKalb Community Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Wilson Bank Holding Company nor DeKalb Community Bank undertakes any obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

General; Dates, Times and Places

     DeKalb Community Bank and Wilson Bank Holding Company have mailed this proxy statement/prospectus to you, on or about February 9, 2005, and included with it the notice of special meeting of DeKalb Community Bank shareholders. DeKalb Community Bank also has included a form of proxy that DeKalb Community Bank’s board of directors is soliciting for use at the DeKalb Community Bank special meeting to be held on March 14, 2005 at 6:30 p.m., local time, at the Smithville Church of God, Family Fellowship Center, 801 West Broad Street, Smithville, Tennessee 37166. This proxy statement/prospectus is also furnished to you as a prospectus in connection with Wilson Bank Holding Company’s issuance of shares of Wilson Bank Holding Company common stock pursuant to the merger agreement.

Purpose of the DeKalb Community Bank Meeting

     At the DeKalb Community Bank special meeting, DeKalb Community Bank will ask you to consider and vote on the following proposals:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated November 16, 2004, among Wilson Bank Holding Company, Wilson Bank and Trust and DeKalb Community Bank, a copy of which is attached as Appendix A to this proxy statement/prospectus, pursuant to which, among other things, DeKalb Community Bank will merge with and into Wilson Bank and Trust; and

•	To transact such other business as may properly come before the special meeting.

Revocation of Proxies

     You have the unconditional right to revoke your proxy at any time before it is voted by any of the following actions:

•	notifying the DeKalb Community Bank corporate secretary in writing of your intent to revoke your proxy;

•	executing a later proxy; or

•	personally attending the special meeting and casting a vote contrary to your proxy.

     To be effective, we must receive notice of your revocation at or before the special meeting.

Record Date

     The DeKalb Community Bank board of directors has fixed the close of business on February 1, 2005, as the record date for the determination of the holders of DeKalb Community Bank common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of DeKalb Community Bank common stock on the record date will be entitled to notice of and to vote at the special meeting.

Vote Required

     As of the record date there were 753,272 shares of DeKalb Community Bank common stock outstanding, each of which is entitled to one vote on the merger agreement and the merger, and each other matter properly submitted at the special meeting. Approval and adoption of the merger agreement by the DeKalb Community Bank shareholders requires the affirmative vote of a majority of the votes entitled to be cast by the holders of record of the DeKalb Community Bank common stock. Under DeKalb Community Bank’s bylaws, the presence, in person, or by proxy, of the holders of a majority of the shares of DeKalb Community Bank common stock outstanding and entitled to vote is necessary to constitute a quorum at the special meeting. The DeKalb Community Bank board recommends that the DeKalb Community Bank shareholders vote FOR approval and adoption of the merger and the merger agreement.

     To DeKalb Community Bank’s knowledge, Wilson Bank Holding Company is the only DeKalb Community Bank shareholder that owned greater than 5% of the outstanding DeKalb Community Bank common stock as of February 1, 2005.

     Based on the 753,272 shares of DeKalb Community Bank common stock outstanding on February 1, 2005, a total of 376,637 shares must be voted in favor of the proposal for the merger agreement and merger to be approved by the DeKalb Community Bank shareholders. As of February 1, 2005, the directors and executive officers of DeKalb Community Bank, and their affiliates, as a group, beneficially owned 67,004 of the outstanding shares of DeKalb Community Bank common stock and the directors and executive officers of Wilson Bank Holding Company, and their affiliates, as a group, other than those persons who are also directors of DeKalb Community Bank, beneficially owned 338 of the outstanding shares of DeKalb Community Bank common stock. Therefore, as of February 1, 2005 the directors and executive officers of DeKalb Community Bank and their affiliates, as a group, combined with the directors and executive officers of Wilson Bank Holding Company and their affiliates, as a group, other than those persons who are also directors of DeKalb Community Bank, beneficially owned 17.9% of the 376,637 shares required for approval of the merger agreement and merger. As of the record date, Wilson Bank Holding Company owned 376,636 of the 753,272 shares of DeKalb Community Bank common stock outstanding. Because it is expected that Wilson Bank Holding Company and its directors and executive officers owning DeKalb Community Bank common stock will vote in favor of the merger, approval of the merger is highly likely.

Quorum; Broker Abstentions and Broker Non-Votes

     The required quorum for the transaction of business at the special meeting is a majority of the shares of DeKalb Community Bank common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of DeKalb Community Bank common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. In addition, the failure of a DeKalb Community Bank shareholder to return a proxy will have the effect of a vote against the adoption of the merger agreement.

     The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If your shares are held of record by a broker, bank or other nominee and you do not instruct such broker, bank or other nominee, they will not vote your shares. Such failure to vote is referred to as a broker non-vote. Accordingly, if a broker, bank or other nominee holds your shares you are urged to instruct such broker, bank or other nominee on how to vote your shares.

Recommendation of the Board

     The DeKalb Community Bank board of directors has approved and adopted the merger agreement and recommends that DeKalb Community Bank shareholders vote “FOR” the adoption of the merger agreement. Messrs. Jack Bell, Randall Clemons, John Trice and Bob VanHooser, who are also directors of Wilson Bank Holding Company, abstained from voting on the merger.

     The matters to be considered at the special meeting are of great importance to the shareholders of DeKalb Community Bank. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Surrender of Stock Certificates

     Shareholders should not send any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for DeKalb Community Bank common stock will be mailed to you promptly after completion of the merger.

Miscellaneous

     The DeKalb Community Bank board is not aware of any matters to be presented for action at the DeKalb Community Bank special meeting other than the matter described in this proxy statement/prospectus. Only business within the purpose or purposes described in the meeting notice may be conducted at the DeKalb Community Bank special meeting. Should any other matter requiring your vote arise, the proxies on the enclosed form give the holders of the proxy discretionary authority to vote your shares in their best judgment in DeKalb Community Bank’s interest.

THE MERGER

     This section of the proxy statement/prospectus describes material aspects of the merger. While Wilson Bank Holding Company and DeKalb Community Bank believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus, the attached appendices and the other documents to which this proxy statement/prospectus refers carefully for a more complete understanding of merger.

General Description of the Merger

     At the effective time of the merger, DeKalb Community Bank will merge with and into Wilson Bank and Trust. Upon completion of the merger, the separate corporate existence of DeKalb Community Bank will cease and Wilson Bank and Trust will continue as the surviving entity and a wholly-owned subsidiary of Wilson Bank Holding Company. Wilson Bank and Trust will, however, operate the DeKalb Community Bank branches as DeKalb Community Bank, a Wilson Bank and Trust branch.

     Each share of DeKalb Community Bank common stock outstanding at the effective time of the merger will be converted automatically into the right to receive 0.6430 shares of Wilson Bank Holding Company common stock. Wilson Bank Holding Company will not issue fractional shares of Wilson Bank Holding Company common stock. Instead, in lieu of any fractional share that DeKalb Community Bank shareholders would otherwise receive, DeKalb Community Bank shareholders will receive cash equal to their fractional share amount multiplied by the last sale price of Wilson Bank Holding Company’s common stock on the date closest to, but not after, the closing date of the merger.

     Based on the exchange ratio and the number of shares of DeKalb Community Bank common stock and Wilson Bank Holding Company common stock outstanding and assuming that none of the DeKalb Community Bank shareholders exercise their dissenters’ rights, approximately 242,000 shares of Wilson Bank Holding Company common stock will be issued to shareholders of DeKalb Community Bank, other than Wilson Bank Holding Company, pursuant to the merger agreement, representing approximately 5.18% of the Wilson Bank Holding Company common stock outstanding immediately after the merger.

Background of the Merger

     DeKalb Community Bank was organized in 1996 by Wilson Bank Holding Company. Wilson Bank and Trust, a wholly owned subsidiary of Wilson Bank Holding Company, applied to the Tennessee Department of Financial Institutions to open a branch in Smithville and to simultaneously organize and incorporate that branch as DeKalb Community Bank. Thereafter, DeKalb Community Bank issued additional shares to residents of DeKalb County sufficient to reduce Wilson Bank Holding Company’s initial ownership to 50% of the shares outstanding. DeKalb Community Bank has remained a 50% owned subsidiary of Wilson Bank Holding Company since that time. Wilson Bank Holding Company has included DeKalb Community Bank as a consolidated subsidiary in its consolidated financial statements; however, eight of the twelve members of the DeKalb Community Bank board of directors are independent of any association with Wilson Bank Holding Company. Randall Clemons, Chief Executive Officer of Wilson Bank Holding Company and Wilson Bank and Trust, serves as Chief Executive Officer of DeKalb Community Bank, but the Chairman, President, Vice Presidents and other officers of DeKalb Community Bank are officers only of DeKalb Community Bank.

     As a result of recent changes in U.S. securities laws, primarily the Sarbanes-Oxley Act, Wilson Bank Holding Company incurred significantly higher internal control, accounting and auditing costs because DeKalb Community Bank was a separate corporate entity with substantial minority ownership. As a result of these increased costs, and similar increased costs with respect to the operations of Community Bank of Smith County, its other 50% owned subsidiary, Wilson Bank Holding Company’s management began consideration of combining DeKalb Community Bank and the Community Bank of Smith County with Wilson Bank and Trust.

     At a Wilson Bank Holding Company board meeting held on August 23, the board of directors of Wilson Bank Holding Company engaged in preliminary discussions regarding acquiring the other 50% of the shares of DeKalb Community Bank.

     At a DeKalb Community Bank board of directors meeting held on August 24, 2004, Randall Clemons, the Chief Executive Officer of Wilson Bank Holding Company and a director of DeKalb Community Bank, presented a proposal from Wilson Bank Holding Company to acquire the other 50% of the outstanding shares of DeKalb Community Bank common stock not owned by Wilson Bank Holding Company. At that meeting, a special meeting of the DeKalb Community Bank board of directors was scheduled for August 31, 2004, to consider the proposal.

     On August 31, 2004, a meeting of the board of directors of DeKalb Community Bank was held to consider the proposal by Wilson Bank Holding Company to purchase the other 50% of the outstanding shares of common stock of DeKalb Community Bank not owned by Wilson Bank Holding Company. At that meeting, the proposed terms of the merger were discussed, including that the shareholders of DeKalb Community Bank, other than Wilson Bank Holding Company, would receive shares of Wilson Bank Holding Company common stock in an exchange for their shares of DeKalb Community Bank common stock based on the respective book values of each company’s common stock as of December 31, 2004, as determined by an outside financial advisory firm. At that meeting, the DeKalb Community Bank board of directors discussed the concerns of its members as they related to the shareholders and employees of DeKalb Community Bank and all of the directors present at the meeting, other than Messrs. Bell, Clemons, Trice and VanHooser, unanimously approved the transaction.

     At its September 27, 2004 board meeting, a representative of PBS made a presentation to the board of Wilson Bank Holding Company regarding the acquisition of the remaining 50% of the outstanding shares of DeKalb Community Bank common stock. At this meeting, the board of directors further considered the potential acquisition and engaged in general discussion regarding possible valuation levels for the interest.

     On October 19, 2004, the board of directors of DeKalb Community Bank held a meeting to discuss the terms of the draft of the merger agreement and to engage PBS as its financial advisor. At that meeting, representatives of PBS discussed with the DeKalb Community Bank board of directors the procedures to be used by PBS to evaluate the book values of DeKalb Community Bank and Wilson Bank Holding Company in connection with establishing the merger consideration, and the board of directors approved the engagement of PBS as its financial advisor. At this meeting, the members of the board of directors were also given a copy of a draft of the merger agreement to review for discussion at a future meeting of the board of directors.

     During the next two weeks, certain members of the board of directors of DeKalb Community Bank had discussions with Mr. Clemons about concerns they had with the breadth of the representations and warranties being requested of DeKalb Community Bank in the merger agreement along with concerns regarding the manner in which the merger consideration was determined.

     On October 25, 2004, the board of directors of Wilson Bank and Trust met to consider the terms of the merger agreement and the merger. Following a discussion about the terms of the merger, the board approved the merger agreement and the merger.

     On October 25, 2004, the board of directors of Wilson Bank Holding Company reviewed the terms of the merger agreement and, following a discussion on the terms, approved the merger agreement and the merger.

     At the November 2, 2004, meeting of the DeKalb Community Bank board of directors, a revised draft of the merger agreement was presented to the board in response to the concerns expressed by certain members of the board following its October 19, 2004 meeting. The changes to the merger agreement were reviewed by the board and a general discussion followed regarding the manner in which the book values of DeKalb Community Bank and Wilson Bank Holding Company could be adjusted by PBS in determining the merger consideration. Following a discussion of the merger agreement, the board of directors agreed to meet to approve and adopt the merger agreement at its next board meeting.

     On November, 16, 2004, the DeKalb Community Bank board of directors meet to approve and adopt the merger agreement. At this meeting, the board discussed the need to modify the terms of the merger agreement to adjust the merger consideration to reduce the book value of Wilson Bank Holding Company as of December 31, 2004 by the amount of the dividend expected to be paid by Wilson Bank Holding Company to its shareholders in January 2005. The board of directors then voted to approve the merger agreement subject to this change and all of the directors voted in favor of the merger and to approve and adopt the merger agreement and to recommend that the shareholders of DeKalb Community Bank vote “For” approval and adoption of the merger agreement. Messrs. Jack Bell, Randall Clemons, John Trice and Bob VanHooser, each of whom is a director of Wilson Bank Holding Company, abstained from voting.

     On November 16, 2004, Wilson Bank Holding Company, Wilson Bank and Trust and DeKalb Community Bank executed the merger agreement. On January 24, 2005 and January 26, 2005, representatives of PBS met with the boards of directors of Wilson Bank Holding Company and Dekalb Community Bank to present the fairness opinion and to discuss the fairness, from a financial perspective, of the merger consideration.

Wilson Bank Holding Company’s Reasons for the Merger

     In approving, adopting and authorizing the merger and the merger agreement, Wilson Bank Holding Company’s board of directors considered a number of factors, including, without limitation, those described in the following paragraphs. The Wilson Bank Holding Company board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board viewed its position and recommendations as being based on all of the information available to it and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. In reaching its decision, the Wilson Bank Holding Company board consulted with management and with its legal counsel with respect to the merger agreement and the transactions contemplated thereby.

     The Wilson Bank Holding Company board identified the potential benefits of the merger that it believes will contribute to the success of the combined enterprise. These potential benefits include:

•	cost savings related to Wilson Bank Holding Company’s Sarbanes-Oxley Act compliance efforts, including, particularly those related to that act’s Section 404 internal control requirements and Wilson Bank Holding Company’s accounting and auditing function;

•	cost savings related to the centralization of certain back office operations and loan review operations for the combined bank;

•	cost savings related to a reduction in the number of regulatory examinations for Wilson Bank Holding Company’s bank subsidiaries;

•	similarities between the banking philosophies of Wilson Bank and Trust and DeKalb Community Bank; and

•	the financial terms of the merger, including the expectation that the merger consideration will not be taxable to the DeKalb Community Bank shareholders.

     The Wilson Bank Holding Company board of directors also considered the structure of the transaction and the terms of the merger agreement, including:

•	the consideration to be paid to the DeKalb Community Bank shareholders;

•	the representations and warranties of DeKalb Community Bank;

•	the covenants of Wilson Bank Holding Company and DeKalb Community Bank;

•	the conditions required to be satisfied or waived, if permissible, prior to completion of the merger; and

•	the rights of Wilson Bank Holding Company and DeKalb Community Bank to terminate the merger agreement in certain circumstances.

     The Wilson Bank Holding Company board of directors also considered a number of uncertainties and risks associated with the merger. These negative factors included:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk of decline in the Wilson Bank Holding Company common stock price upon announcement of the transaction;

•	the risk that the merger might not be completed;

•	the conditions to the merger agreement requiring receipt of certain regulatory approvals; and

•	various other applicable risks associated with the combined banks and the merger, including those described under the section entitled “Risk Factors” beginning on page 14.

     The Wilson Bank Holding Company board weighed the benefits, advantages and opportunities against the challenges inherent in the combination of the two banks. The board realized that there can be no assurance about the future results of the combined banks and the expected cost savings, including results expected or considered in the factors described above. However, Wilson Bank Holding Company’s board concluded that the potential benefits outweighed the potential risks of consummating the merger.

     After taking into account these and other factors, the Wilson Bank Holding Company board determined that the merger agreement and the transactions contemplated thereby were in the best interests of Wilson Bank Holding Company and its shareholders, and approved, adopted and authorized the merger agreement and the transactions contemplated thereby, including the merger.

DeKalb Community Bank’s Reasons for the Merger

     In approving, adopting and authorizing the merger and the merger agreement, DeKalb Community Bank’s board of directors considered a number of factors, including, without limitation, those described in the following paragraphs. The DeKalb Community Bank board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board viewed its position and recommendations as being based on all of the information available to it and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. In reaching its decision, the DeKalb Community Bank board consulted with management, representatives of Wilson Bank Holding Company and with its legal counsel with respect to the merger agreement and the transactions contemplated thereby.

     The DeKalb Community Bank board identified the potential benefits of the merger that it believes will contribute to the success of the combined enterprise. These potential benefits include:

•	cost savings and improved internal controls related to the centralization of certain back office operations and loan review operations for the combined bank;

•	similarities between the banking philosophies of Wilson Bank and Trust and DeKalb Community Bank and DeKalb Community Bank’s historic relationship with Wilson Bank and Trust;

•	the belief that the merger would lead to improved lending and asset quality controls;

•	the increased marketability and liquidity of Wilson Bank Holding Company’s common stock compared to DeKalb Community Bank’s common stock;

•	the financial terms of the merger, including the expectation that the merger consideration will not be taxable to the DeKalb Community Bank shareholders; and

•	the absence of any apparent regulatory impediments and the corresponding likelihood that the proposed transactions would be consummated.

     The DeKalb Community Bank board of directors also considered the structure of the transaction and the terms of the merger agreement, including:

•	the consideration to be paid to the DeKalb Community Bank shareholders and the fact that the exchange ratio would be calculated on a book value to book value basis, which the board considered to be fair given the absence of an active trading market in the stock of either company;

•	the representations and warranties of Wilson Bank Holding Company;

•	the covenants of DeKalb Community Bank and Wilson Bank Holding Company;

•	the conditions required to be satisfied or waived, if permissible, prior to completion of the merger; and

•	the strong likelihood that because of the shares owned by Wilson Bank Holding Company and its officers and directors, the merger would be approved by the required vote of shareholders if it was approved by the DeKalb Community Bank board of directors;

•	the fact that Wilson Bank Holding Company was instrumental in the organization of DeKalb Community Bank, and was not willing to consider sale of its interest to a third party or a group of shareholders, or the sale of substantially all or all of DeKalb Community Bank to a third party;

•	the rights of DeKalb Community Bank and Wilson Bank Holding Company to terminate the merger agreement in certain circumstances, including in the event that the board is not satisfied with the proposed adjustments of

PBS to the book values of the common stock of each of DeKalb Community Bank and Wilson Bank Holding Company; and

•	the fact that DeKalb Community Bank would receive an opinion from PBS, a bank financial advisory firm, that the financial terms of the merger were fair to the shareholders of DeKalb.

     The DeKalb Community Bank board of directors also considered a number of uncertainties and risks associated with the merger. These negative factors included:

•	the ownership position of Wilson Bank Holding Company and its officers and directors in DeKalb Community Bank, and the conflict of interest that created;

•	the risk that the potential benefits of the merger might not be realized;

•	the risk of decline in the Wilson Bank Holding Company common stock price following consummation of the merger;

•	the risk that the merger might not be completed; and

•	the conditions to the merger agreement requiring receipt of certain regulatory approvals.

     The DeKalb Community Bank board weighed the benefits, advantages and opportunities against these and other risks. The board realized that there can be no assurance about the future results of the combined banks or the future performance of the Wilson Bank Holding Company common stock. However, DeKalb Community Bank’s board concluded that the potential benefits outweighed the potential risks of consummating the merger.

     After taking into account these and other factors, the DeKalb Community Bank board determined that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, DeKalb Community Bank and its shareholders, and approved, adopted and authorized the merger agreement and the transactions contemplated thereby, including the merger.

Opinion of DeKalb Community Bank’s Financial Advisor

     PBS was engaged by DeKalb Community Bank to advise DeKalb Community Bank’s board of directors as to the fairness of the consideration, from a financial perspective, to be paid by Wilson Bank Holding Company to DeKalb Community Bank’s shareholders in connection with the merger.

     PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in DeKalb Community Bank or Wilson Bank Holding Company. PBS was selected to advise DeKalb Community Bank’s board of directors because of its familiarity with Tennessee financial institutions and knowledge of the banking industry as a whole.

     PBS performed certain analyses described herein and presented the range of values for DeKalb Community Bank, resulting from such analyses, to the DeKalb Community Bank board of directors in connection with its advice as to the fairness of the consideration to be paid to the DeKalb Community Bank shareholders.

     A fairness opinion of PBS was delivered to the DeKalb Community Bank board of directors on January 26, 2005 at a special meeting of the DeKalb Community Bank board of directors. A copy of the fairness opinion, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as Appendix C to this proxy statement/prospectus and should be read in its entirety.

     In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to DeKalb Community Bank and Wilson Bank Holding Company. PBS considered certain financial and stock market data of DeKalb Community Bank and Wilson Bank Holding Company, compared that data with similar data for certain other bank holding companies and considered the financial terms of certain other comparable bank transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of DeKalb Community Bank or Wilson Bank Holding Company.

     As part of preparing this fairness opinion, PBS performed a limited scope due diligence review of Wilson Bank Holding Company and DeKalb Community Bank the week of December 20th 2004, at Wilson Bank Holding Company’s and DeKalb Community Bank’s corporate offices. As part of the due diligence, PBS reviewed among other things the following items:

•	All Forms 10-Q, 10-K and 8-K filed with or furnished to the Securities and Exchange Commission by Wilson Bank Holding Company in 2002, 2003 and 2004;

•	The audited annual reports for Wilson Bank Holding Company for the 2002 and 2003 fiscal years;

•	The definitive proxy statement of Wilson Bank Holding Company filed with the Securities and Exchange Commission on March 15, 2004;

•	Independent audit, firm management letters and management responses thereto for the last 2 years;

•	The September 30, 2004, Federal Reserve FY-9 Consolidated Report of Condition and Income for Wilson Bank Holding Company;

•	The September 30, 2004 Uniform Holding Company Performance Report for Wilson Bank Holding Company;

•	The most recent consolidated month-end delinquency and non-accrual reports for each of Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County;

•	The most recent consolidated analysis of the allowance for loan and lease losses for each of Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County;

•	The most recent consolidated internal loan quality reports and consolidated problem loan listing with classification for each of Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County;

•	Copies of Wilson Bank Holding Company’s loan policies and procedures manual;

•	Various other asset/liability, interest rate risk, capital plans, internal audit reports and board reports for Wilson Bank Holding Company and each of Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County; and

•	The 2004 and 2005 budgets of each of Wilson Bank and Trust, DeKalb Community Bank and Community Bank of Smith County.

     PBS also reviewed and analyzed the historical performance of DeKalb Community Bank including:

•	The December 31, 2004, draft audited financial statements of DeKalb Community Bank;

•	The Consolidated Report of Condition and Income (CALL REPORT) dated December 31, 2002 and 2003, March 31, 2004, June 30, 2004 and September 30, 2004 filed by DeKalb Community Bank;

•	The Uniform Bank Performance Report as of September 30, 2004 for DeKalb Community Bank; and

•	DeKalb Community Bank’s 2004 operating budget and various internal asset quality reports, board reports, internal audit reports and other loan, deposit and interest rate risk reports.

     PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

     In connection with rendering the fairness opinion and preparing its written and oral presentation to DeKalb Community Bank’s board of directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond DeKalb Community Bank’s or Wilson Bank Holding Company’s control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     In the proposed merger, DeKalb Community Bank shareholders will receive 0.6430 shares of Wilson Bank Holding Company’s common stock for each share of DeKalb Community Bank held by them at the effective time. As such, Wilson Bank Holding Company will issue approximately 242,177 shares of its common stock in exchange for the 376,636 shares of DeKalb Community Bank common stock outstanding that are not owned by Wilson Bank Holding Company. The 376,636 shares of DeKalb Community Bank common stock currently owned by Wilson Bank Holding Company will be cancelled at the effective time of the merger.

     On January 26, 2005, the proposed consideration to be received by the DeKalb Community Bank shareholders represented $20.25 per share based on the closing sale price of Wilson Bank Holding Company’s common stock on January 25, 2005.

     The $20.25 per share represents a multiple of DeKalb Community Bank’s December 31, 2004 stated common equity of 1.98X and a multiple of DeKalb Community Bank’s 2004 stated net income of 38.14X. In addition, the proposed consideration to be received by DeKalb Community Bank’s shareholders represents 15.29% of DeKalb Community Bank’s December 31, 2004 total deposits and a 9.23% premium over DeKalb Community Bank’s December 31, 2004 tangible equity as a percentage of DeKalb Community Bank’s December 31, 2004 core deposits.

     Acquisition Comparison Analysis: In performing this analysis, PBS reviewed the 89 bank transactions in the states of Tennessee, Kentucky, South Carolina, North Carolina, Georgia and Alabama since June 30, 2001, for which financial information was available. The purpose of the analysis was to obtain an evaluation range of DeKalb Community Bank based on these comparable group bank acquisition transactions. Median multiples of book value, earnings, deposits and the premium paid over the seller’s tangible equity as a percentage of the acquired institution’s core deposits implied by the comparable group transactions were utilized in obtaining a range for the acquisition value of DeKalb Community Bank. In addition to reviewing recent comparable group bank transactions, PBS performed separate comparable analyses for transactions where the bank being acquired had total assets between $75 — $150 million and had an equity to assets ratio between 6.5% and 8.5%, transactions where the shareholders of the entity being acquired received all stock, transactions in Tennessee since June 30, 2001, and transactions in which the entity being acquired, like DeKalb Community Bank, had posted a return on average equity between 4.0% and 7.0%. Median values for the 89 comparable group transactions expressed as multiples of book value and earnings were 1.96 and 22.92, respectively and median premiums on deposits and franchise premiums over core deposits were 21.66% and 13.94%, respectively. The following tables demonstrate the median multiples of book value and earnings as compared to the comparable group, as well as, acquisition pricing for the comparable group transactions’ median percentiles.

Acquisition Pricing for Comparable Group Transactions
Median Multiples

	Multiple of
Category	Book Value	Multiple of Earnings
Proposed Transaction Multiples	1.98X	38.14X
All Comparable Group Transactions Since 6/30/01	1.96X	22.92X
Assets Between $75 - $150 Million	2.06	26.28
Equity to Assets of between 6.5% and 8.5%	2.01	23.51
Consideration is all Stock	1.69	21.74
All Tennessee Banks	2.44	24.24
Return on Average Equity of between 4.0% and 7.0%	1.62	24.70

Acquisition Pricing for Comparable Group Transactions
Median Percentages

	Percent of	Franchise Premium/
Category	Deposits	Core Deposits
Proposed Transaction Percentiles	15.29%	9.23%
All Comparable Group Transactions Since 6/30/01	21.66%	13.94%
Assets Between $75 - $150 Million	22.24	15.06
Equity to Assets of between 6.5% and 8.5%	17.55	11.84
Consideration is all Stock	23.62	15.84
All Tennessee Banks	21.80	14.53
Return on Average Equity of between 4.0% and 7.0%	21.17	7.86

Comparable Group Transactions
Proposed Transaction Percentile Rankings

	Multiple of	Multiple of
Category	Book Value	Earnings
Proposed Transaction Multiples	1.98X	38.14X
All Comparable Group Transactions Since 6/30/01	52.60%	88.30%
Assets Between $75 - $150 Million	39.60	89.20
Equity to Assets of between 6.5% and 8.5%	49.50	89.80
Consideration is all Stock	55.50	90.20
All Tennessee Banks	23.80	80.00
Return on Average Equity of between 4.0% and 7.0%	74.60	92.80

Comparable Group Transactions
Proposed Transaction Percentile Rankings

	Percentage of	Franchise Premium /
Category	Deposits	Core Deposits
Proposed Transaction Percentiles	15.29%	9.23%
All Comparable Group Transactions Since 6/30/01	21.10%	31.60%
Assets Between $75 - $150 Million	14.90	18.80
Equity to Assets of between 6.5% and 8.5%	38.00	45.60
Consideration is all Stock	20.90	38.80
All Tennessee Banks	14.40	14.00
Return on Average Equity of between 4.0% and 7.0%	22.30	60.60

     Adjusted Net Asset Value Analysis: PBS reviewed DeKalb Community Bank’s balance sheet data to determine the amount of material adjustments required to the stockholders’ equity of DeKalb Community Bank based on differences between the market value of DeKalb Community Bank’s assets and those assets’ value reflected on DeKalb Community Bank’s financial statements. PBS determined that two adjustments were warranted. PBS increased DeKalb Community Bank’s equity by $2,973,000 to reflect an estimated increase in the value of the core deposits on DeKalb Community Bank’s books as of December 31, 2004. In addition PBS increased DeKalb Community Bank’s equity by $65,000 to reflect an estimated after tax increase in DeKalb Community Bank’s held-to-maturity securities portfolio. The aggregate adjusted net asset value of DeKalb Community Bank was determined to be $10,746,000 or $14.27 per common share.

     Discounted Earnings Analysis: A dividend discount analysis was performed by PBS pursuant to which a range of values of DeKalb Community Bank was determined by adding the present value of estimated future dividend streams that DeKalb Community Bank could generate over a five-year period and the present value of the “terminal value” of DeKalb Community Bank’s earnings and equity at the end of the fifth year. The “terminal value” of DeKalb Community Bank’s earnings and equity at the end of the five-year period was determined by applying a multiple of 1.96 times the projected terminal year’s equity. The 1.96 multiple represents the median price paid as a multiple of equity for all comparable group bank transactions effected since June 30, 2001 when Financial Accounting Statements 141 and 142 went into effect.

     Dividend streams and terminal values were discounted to present values using a discount rate of 13%. This rate reflects assumptions regarding the required rate of return of holders or buyers of DeKalb Community Bank’s common stock. The aggregate value of DeKalb Community Bank, determined by adding the present value of the total cash flows, was $14,912,000 or $19.80 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate in assets of 6.0% in years one through five and 4.0% in years six through twenty. DeKalb Community Bank’s return on assets was assumed to equal 1.00% in year one, 1.05% in year two and 1.10% in years three through five and then increase to 1.25% by year eight and remain constant at this level for the remainder of the analysis. Dividends equal to 20.0% of net income were assumed to be paid in years one through five then were assumed to increase to 70% of net income in years six through twenty. This long-term projection resulted in an aggregate value of $10,506,000 or $13.95 per share of DeKalb Community Bank common stock.

     Pro Forma Merger Analysis: PBS compared the historical performance of Wilson Bank Holding Company to that of publicly traded regional bank holding companies as well as to DeKalb Community Bank. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of DeKalb Community Bank and Wilson Bank Holding Company to the income statement and balance sheet of the pro forma combined company was analyzed in relation to the pro forma ownership position of DeKalb Community Bank’s shareholders in the combined institution.

     The effect of the affiliation on the historical and pro forma financial data of DeKalb Community Bank was prepared and analyzed. DeKalb Community Bank’s historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

     The fairness opinion is directed only to the question of whether the consideration to be received by DeKalb Community Bank’s shareholders under the merger agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any DeKalb Community Bank shareholder to vote in favor of the merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by DeKalb Community Bank

     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by DeKalb Community Bank’s shareholders under the merger agreement is fair and equitable from a financial perspective to the shareholders of DeKalb Community Bank.

     PBS will receive total fees of approximately $15,000 for all services performed in connection with the merger of DeKalb Community Bank with and into Wilson Bank and Trust. It will also be compensated for the services it performed in connection with the merger of Community Bank of Smith County with and into Wilson Bank and Trust. DeKalb Community Bank will be responsible for the payment of its fees to PBS, but will be reimbursed for these expenses by Wilson Bank and Trust. In addition, DeKalb Community Bank has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS’ acts or decisions made in good faith and in the best interest of DeKalb Community Bank.

Merger Consideration

     Upon consummation of the merger, each outstanding share of DeKalb Community Bank common stock, other than those owned by Wilson Bank Holding Company and the DeKalb Community Bank shareholders who properly perfect their dissenters’ rights, will be converted into the right to receive 0.6430 shares of Wilson Bank Holding Company common stock. No fractional shares of Wilson Bank Holding Company common stock will be issued in connection with the merger. Instead DeKalb Community Bank shareholders will receive an amount of cash in lieu of a fraction of a share of Wilson Bank Holding Company common stock equal to their fractional share amount multiplied by the last sale price of Wilson Bank Holding Company common stock on the date closest to, but not after, the closing date for the merger.

Completion and Effectiveness of the Merger

     The merger will be completed as promptly as practicable after all of the conditions to completion of the merger are satisfied or waived, if permissible, including adoption of the merger agreement by the shareholders of DeKalb Community Bank and receipt of required regulatory approvals. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Tennessee.

     Wilson Bank Holding Company and DeKalb Community Bank intend to complete the merger as promptly as practicable after adoption of the merger agreement by DeKalb Community Bank’s shareholders at the special meeting and the satisfaction or waiver, if permissible, of certain conditions to completion of the merger. The parties expect to complete the merger in the first quarter of 2005; however, the merger is subject to the approval of the Federal Reserve Board, the FDIC and the Tennessee Department of Financial Institutions.

Exchange of Stock Certificates

     Promptly after the effective time, Wilson Bank Holding Company, acting as exchange agent, will mail to the DeKalb Community Bank shareholders a letter of transmittal and instructions for exchanging their DeKalb Community Bank common stock for shares of Wilson Bank Holding Company common stock. On surrender of their DeKalb Community Bank stock certificate together with a duly executed letter of transmittal, they will be entitled to receive shares of Wilson Bank Holding Company common stock and any cash payable in lieu of fractional shares. The surrendered DeKalb Community Bank stock certificate shall be promptly canceled.

     Until surrendered in accordance with the previous paragraph, each DeKalb Community Bank stock certificate shall, following the effective time of the merger, represent only the right to receive the Wilson Bank Holding Company shares issuable upon surrender of such certificate and the right to receive cash in lieu of fractional shares.

     No DeKalb Community Bank shareholder will be entitled to exercise any rights as a shareholder of Wilson Bank Holding Company until the holder has properly surrendered his certificates(s) (together with all required documents) as set forth above. No dividend or other distribution payable after the effective time with respect to the Wilson Bank Holding Company common stock will be paid to a DeKalb Community Bank shareholder of any unsurrendered certificate until the holder thereof properly surrenders the certificate (together with all required documents), at which time the holder will receive all dividends and distributions, without interest, previously withheld from the holder.

     After the effective time, the DeKalb Community Bank shareholders will cease to be, and will have no rights as, shareholders of DeKalb Community Bank, other than to receive shares of Wilson Bank Holding Company common stock into which the shares have been converted and the right to receive fractional share payments.

     If your stock certificates of DeKalb Community Bank have been lost, stolen or destroyed prior to the closing of the merger, Wilson Bank Holding Company may require you to make a proper affidavit of that fact and deliver an appropriate indemnity agreement to Wilson Bank Holding Company as indemnity against any claim that may be made against Wilson Bank Holding Company with respect to your certificates.

Interests of Certain Persons in the Merger

     DeKalb Community Bank’s directors and officers have interests in the merger as individuals in addition to, and that may be different from, your interests as shareholders. DeKalb Community Bank’s board of directors was aware of these interests of DeKalb Community Bank’s directors and executive officers and considered them in its decision to approve and adopt the merger agreement.

     Four of DeKalb Community Bank’s directors, Messrs. Bell, Clemons, Trice and VanHooser, are also members of the board of directors of Wilson Bank Holding Company. In addition, Mr. Clemons is the Chief Executive Officer and President of

Wilson Bank Holding Company. Because of these relationships to Wilson Bank Holding Company, these four directors abstained from voting to approve and adopt the merger agreement.

     The members of the board of directors of DeKalb Community Bank that are not members of the board of directors of Wilson Bank and Trust, will become members of a community advisory board to the DeKalb Community Bank branches of Wilson Bank and Trust following consummation of the merger. These individuals are expected to provide advice and input to the Wilson Bank and Trust board of directors surrounding the operations of the DeKalb Community Bank branches as well as the financial services needs of the residents of DeKalb and Smith County and will be compensated for their service on this community advisory board.

     The executive officers of DeKalb Community Bank are expected to remain employed in their current positions with the combined bank following closing of the transaction. These executive officers will be compensated by Wilson Bank and Trust in their capacity as officers of the combined bank.

DeKalb Community Bank Common Stock Ownership

     The following table provides information about each shareholder of DeKalb Community Bank that owned beneficially more than 5% of the outstanding shares of DeKalb Community Bank common stock as of February 1, 2005:

Name and Address of	Number of Shares	Percent of Shares
Beneficial Owner	Beneficially Owned	Beneficially Owned
Wilson Bank Holding Company 623 West Main Street Lebanon, Tennessee 37087	376,636	50%

     The following table provides information about the beneficial ownership of DeKalb Community Bank common stock as of February 1, 2005, by each director of DeKalb Community Bank, each executive officer of DeKalb Community Bank and by all DeKalb Community Bank directors and executive officers as a group. Unless otherwise noted, each person named in the table has sole voting and investment power (or shares such powers with his spouse) for all shares shown.

     For purposes of this table, a person is deemed to be the “beneficial owner” of securities that can be acquired within 60 days of February 1, 2005 through the exercise of any option, warrant or right. As of February 1, 2005, there were no outstanding options or warrants or other rights to acquire DeKalb Community Bank common stock. The amounts and percentages are based upon 753,272 shares of DeKalb Community Bank common stock outstanding as of February 1, 2005.

	Number of	Percent of
	Shares	Shares
Name and Address of	Beneficially	Beneficially
Beneficial Owner(1)	Owned	Owned
Directors:

Byrna Ashford	9,068	1.2%
Jack Bell(2)*	946	*
Philip Cantrell	9,068	1.2%
Randall Clemons(2)*	846	*
Mike Corley	7,796	1.03%
Mike Foster	9,064	1.2%
Deloy Kirby	9,068	1.2%
Larry Knowles	8,936	1.18%
Jeff McMillen	838	*
John Trice(2)*	1,116	*
Robert VanHooser(2)*	848	*

Executive Officers:

Gentry Barnes(3)	8,896	1.18%
Kelly Gassaway	514	*

All Directors and Executive Officers as a Group (13 persons)	67,004	8.89%

*	Less than one percent.

(1)	The address of each director and executive officer is 576 West Broad Street, Smithville, Tennessee 37166.

(2)	Messrs. Bell, Clemons, Trice and VanHooser are also directors of Wilson Bank and Trust and Wilson Bank Holding Company.

(3)	Mr. Barnes is also a director.

Wilson Bank Holding Company Common Stock Ownership

     The following table sets forth information, as of February 1, 2005, regarding the beneficial ownership of Wilson Bank Holding Company’s common stock by (i) each person or group known by Wilson Bank Holding Company to be the beneficial owner of more than five percent of the common stock, (ii) each director of Wilson Bank Holding Company, (iii) each executive officer named in the Summary Compensation Table contained in Wilson Bank Holding Company’s Proxy Statement on Schedule 14A filed with the SEC on March 15, 2004; and (iv) all directors and executive officers of Wilson Bank Holding Company as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

     For purposes of the table, a person or group of persons is deemed to beneficially own shares of common stock issuable upon the exercise of stock options that are currently exercisable or that become exercisable within 60 days from the date set forth above. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after the date set forth above are deemed outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. Wilson Bank Holding Company believes that the beneficial owners of the common stock listed in the table below, based on information furnished by such owners, have sole voting and dispositive power (or share such powers with his or her spouse) with respect to such shares, except as explained in the footnotes to the table.

     For purposes of computing the number of shares and percentage of outstanding common stock beneficially owned by a person or group of persons, the number of shares of common stock outstanding after the completion of the merger:

•	is based upon 4,488,083 shares of Wilson Bank Holding Company common stock outstanding as of February 1, 2005; and

•	assumes that in connection with the completion of the merger, Wilson Bank Holding Company will issue 242,177 shares of common stock resulting in pro forma shares outstanding of 4,730,260.

	Shares Beneficially		Shares of	Shares Beneficially
	Owned Prior to		Common	Owned After
	Completion of the		Stock Issued	Completion
	Merger		Pursuant to	of the Merger (2)
Name and Address of Beneficial Owner(1)	Number	Percent	the Merger	Number	Percent
Directors:
Charles Bell	105,034	2.34%	217	105,251	2.23%
Jack W. Bell	62,305	1.39%	608	62,913	1.33%
Mackey Bentley	37,939	*	—	37,939	*
J. Randall Clemons(3)	67,996	1.52%	543	68,539	1.45%
James F. Comer	26,045	*	—	26,045	*
Jerry L. Franklin	68,684	1.53%	—	68,684	1.45%
John B. Freeman	36,727	*	—	36,727	*
Marshall Griffith	25,639	*	—	25,639	*
Harold R. Patton	41,135	*	—	41,135	*
James Anthony Patton	32,290	*	—	32,290	*
H. Elmer Richerson(3)	22,384	*	—	22,384	*
John R. Trice	85,134	1.90%	717	85,851	1.81%
Robert T. VanHooser	15,995	*	545	16,540	*

Named Executive Officers:
Gary Whitaker	11,176	*	—	11,176	*
Larry Squires	856	*	—	856	*
John D. Goodman	440	*	—	440	*

All Directors and Executive Officers as a Group (20 persons)	658,197	14.67%	2,630	660,827	13.97%

*	Less than one percent.

(1)	The address of each director and executive officer is 623 West Main Street, Lebanon, Tennessee 37087.

(2)	Does not include any shares that will be acquired in connection with the merger of Community Bank of Smith County and Wilson Bank and Trust.

(3)	Messrs. Clemons and Richerson are also named executive officers.

Regulatory Matters

     The acquisition of 100% of the outstanding shares of DeKalb Community Bank by Wilson Bank Holding Company is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act and Federal Reserve Regulation Y require the Federal Reserve Board, when approving the acquisition of more than 50% of the outstanding shares of a bank by an existing bank holding company, to take into consideration (1) the financial and managerial resources (including the competence, experience, and integrity of officers, directors and principal shareholders); (2) future prospects of the existing and proposed institutions; and (3) the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

     The Bank Holding Company Act prohibits the Federal Reserve Board from approving an acquisition if (1) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; (2) its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly; or (3) it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by such institutions.

     The merger of DeKalb Community Bank with and into the Wilson Bank and Trust, a Tennessee state nonmember bank, requires prior approval from the FDIC under the Bank Merger Act, and the approval of the Commissioner of the Tennessee Department of Financial Institutions, pursuant to Part 13 of the Tennessee Banking Act.

     Applicable federal and Tennessee law provides for the publication of notice and public comment on applications or notices filed with the Federal Reserve Board, the FDIC and the Tennessee Department of Financial Institutions and authorizes those agencies to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, this intervention could delay the regulatory approvals required for consummation of the merger.

     Wilson Bank Holding Company made application to the Federal Reserve on January 28, 2005, the FDIC on January 27, 2005, and the Tennessee Department of Financial Institutions on January 25, 2005 for the requisite approvals. As of the date of this proxy statement/prospectus, none of the required approvals had been received.

     The merger generally may not be consummated until 30 days (which may be shortened to 15 days with the consent of the United States Department of Justice) following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the United States Department of Justice, if it occurred, would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically ordered otherwise.

Material United States Federal Income Tax Consequences

     The following summary discloses some of the federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code, applicable Treasury regulations and administrative rulings and judicial authority as of the date of this proxy statement/prospectus. All of the foregoing are subject to change, possibly with retroactive effect, and the change could affect the continuing validity of the discussion. The discussion assumes that DeKalb Community Bank shareholders hold their shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular DeKalb Community Bank shareholder subject to special treatment under federal income tax laws, like dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, non-United States persons, tax-exempt organizations, or DeKalb Community Bank shareholders that hold DeKalb Community Bank common stock as part of a straddle or conversion transaction. The discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     DeKalb Community Bank shareholders will not recognize income, gain or loss upon the receipt of Wilson Bank Holding Company common stock in exchange for their shares of DeKalb Community Bank common stock pursuant to the merger. The aggregate tax basis of the shares of Wilson Bank Holding Company common stock received by DeKalb Community Bank shareholders, including any fractional share of Wilson Bank Holding Company common stock for which cash is received, will be the same as the tax basis of the shares of DeKalb Community Bank common stock exchanged for the Wilson Bank Holding Company common stock. The holding period of the shares of Wilson Bank Holding Company common stock received by DeKalb Community Bank shareholders will include the holding period of DeKalb Community Bank common stock exchanged for the Wilson Bank Holding Company common stock. Cash received by a shareholder of DeKalb Community Bank in lieu of a fractional share of Wilson Bank Holding Company common stock will be treated as received in exchange for the fractional interest, and gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the portion of the shareholder’s adjusted tax basis in the shares of DeKalb Community Bank common stock allocated to such fractional share. This gain or loss generally will be treated as capital gain or loss if the shareholder holds his or her DeKalb Community Bank common stock as a capital asset at the effective time.

     The discussion above does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and the effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

     The acquisition of the noncontrolling interest in DeKalb Community Bank will be accounted for using the purchase method of accounting by Wilson Bank Holding Company as prescribed by Statement of Financial Accounting Board Standard No. 141 (SFAS No. 141). Any intangibles resulting from the merger will be accounted for in subsequent years pursuant to the provisions of SFAS No. 142. Intangible assets with a finite life will be amortized over their useful life. Intangible assets with indefinite lives such as goodwill are not subject to amortization; however, these intangibles must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Dissenters’ Rights

     Under Tennessee law, if you do not vote in favor of the merger you have the right to seek an appraisal of the fair value of your DeKalb Community Bank common stock and receive a cash payment of such fair value. DeKalb Community Bank shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act in order to perfect their rights. DeKalb Community Bank will require strict compliance with the statutory procedures. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to this proxy statement.

     The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, the full text of which appears as Appendix B of this proxy statement.

     Holders of common stock who do not want to accept the merger consideration, who do not vote in favor of (or who abstain from voting on) the merger agreement, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the Tennessee Business Corporation Act, will have the right to receive cash payment for the “fair value” of their common stock.

     In order to be eligible to exercise the right to dissent, a shareholder must file with DeKalb Community Bank a written objection to the merger, stating that he intends to dissent if the merger is effected. Such statement must be filed before the vote is taken at the special meeting, and it must be addressed as follows: DeKalb Community Bank, 576 West Broad Street, Smithville, Tennessee 37166, Attention: Byrna Ashford, Corporate Secretary. It is not necessary for a dissenting shareholder to vote against the merger to preserve dissenters’ rights; however, such rights will be lost if the shareholder votes in favor of the merger.

     If the merger is approved, DeKalb Community Bank will deliver a written notice to dissenting shareholders no later than ten days after approval of the merger, unless the merger is terminated and abandoned. The notice will set forth where the dissenting shareholders’ payment demands must be sent and where and when stock certificates must be deposited. The notice will also supply a form for dissenting shareholders to use in demanding payment. A dissenting shareholder must deliver his payment demand to DeKalb Community Bank no later than the date set forth in such notice, which may not be fewer than one nor more than two months after the written notice is delivered. Merely abstaining from or voting against the merger will not satisfy the two requirements that the shareholder (i) object in writing to the merger and (ii) file a written demand for payment within such two-month period. Failure of a shareholder to take the required action during the two-month period binds such shareholder to the terms of the merger and precludes exercise of dissenters’ rights.

     Within the two-month period, a dissenting shareholder must submit his stock certificates representing his shares of common stock to DeKalb Community Bank in accordance with the terms of notice of DeKalb Community Bank. As soon as practicable after the merger is effected, or upon receipt of a dissenting shareholder’s payment demand, whichever is later, DeKalb Community Bank shall pay each dissenting shareholder the fair value of his shares, plus accrued interest.

     If a dissenting shareholder believes that the amount paid by DeKalb Community Bank is less than the fair value of the shares or that interest due was incorrectly calculated, the dissenting shareholder must, within one month after DeKalb Community Bank has made payment to the dissenting shareholder, demand payment of his estimate of the fair value. If a demand for payment remains unsettled, DeKalb Community Bank must commence a suit in a court having equity jurisdiction located in DeKalb County, Tennessee, within two months after receiving the dissenting shareholder’s payment demand. All dissenting shareholders will be made a party to the proceeding and will be served with a copy of the petition. The court shall determine the dissenting shareholder’s right to receive payment or the fair value of his shares or both. The costs and expenses of such proceedings shall be assessed against DeKalb Community Bank unless the court shall find the actions of a dissenting shareholder who is party to the suit to be arbitrary, vexatious or not in good faith. If DeKalb Community Bank fails to bring such a suit within such time, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded.

     Section 48-23-101 of the Tennessee Business Corporation Act provides that the “fair value” of shares shall be determined immediately before the effectuation of the merger, “excluding any appreciation or depreciation of shares in anticipation of such corporate action.” The value so determined could be more or less than the value of the merger consideration into which shares of the common stock are to be converted pursuant to the merger. Any dissenting shareholder who perfects such holder’s rights to be paid the fair value of such holder’s shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “ The Merger – Material United States Federal Income Tax Consequences” on Page 32.

     Any shareholder contemplating the exercise of dissenters’ rights should carefully review Chapter 23 of the Tennessee Business Corporation Act, a copy of which is attached to this proxy statement as Appendix B. A shareholder who fails to comply with all requirements of such Chapter 23 will forfeit such holder’s dissenters’ rights and, upon consummation of the merger, such holder’s shares of common stock will be converted into the right to receive the merger consideration to which such shareholder is entitled under the merger agreement.

     In view of the complexities of Chapter 23 of the Tennessee Business Corporation Act, the material provisions of which are briefly summarized above, shareholders of DeKalb Community Bank who consider pursuing dissenters’ rights are urged to consult with legal counsel.

     The above summary is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, a copy of which is reprinted in full as Appendix B to this proxy statement/prospectus.

Restrictions on Ability to Sell Wilson Bank Holding Company Common Stock

     The shares of Wilson Bank Holding Company common stock to be received by the DeKalb Community Bank shareholders in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Wilson Bank Holding Company common stock issued to any person who is deemed to be an affiliate of either DeKalb Community Bank or Wilson Bank Holding Company at the time of the annual meeting. Persons who may be deemed to be affiliates include individuals and entities that control, are controlled by or are under common control with either DeKalb Community Bank or Wilson Bank Holding Company and may include the executive officers and directors, as well as principal shareholders, of both companies. Affiliates may not sell their shares of Wilson Bank Holding Company common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of the shares;

•	in accordance with Rule 145 of the Securities Act; or

•	an opinion of counsel or a “no action” letter from the Securities and Exchange Commission, that such sale will not violate the Securities Act or is otherwise exempt from registration under the Securities Act.

Listing of Shares Issued to DeKalb Community Bank Shareholders

     The shares of Wilson Bank Holding Company common stock issued to the shareholders of DeKalb Community Bank will not be listed for trading on any national securities exchange or on the NASDAQ Stock Market’s SmallCap Market or National Market System.

THE MERGER AGREEMENT

The following is a summary of selected aspects of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and made a part of this proxy statement/prospectus. Wilson Bank Holding Company and DeKalb Community Bank urge you to read carefully the merger agreement in its entirety because this summary may not contain all of the information that is important to you.

Structure of the Merger and Conversion of DeKalb Community Bank Common Stock

     In accordance with the merger agreement and Tennessee law, DeKalb Community Bank will merge with and into Wilson Bank and Trust, a direct wholly-owned subsidiary of Wilson Bank Holding Company. As a result of the merger, the separate corporate existence of DeKalb Community Bank will cease, and Wilson Bank and Trust will continue as the surviving corporation and a wholly-owned subsidiary of Wilson Bank Holding Company. Effective upon completion of the merger, all of the property, rights, privileges, powers, and franchises of DeKalb Community Bank and Wilson Bank and Trust will vest in Wilson Bank and Trust, and all debts, liabilities and duties of DeKalb Community Bank and Wilson Bank and Trust will become debts, liabilities and duties of Wilson Bank and Trust.

     At the effective time of the merger, each outstanding share of DeKalb Community Bank common stock, other than shares owned by Wilson Bank Holding Company and shares owned by shareholders who properly perfect their dissenters’ rights, will be converted into the right to receive 0.6430 shares of Wilson Bank Holding Company common stock. No fractional shares of Wilson Bank Holding Company common stock will be issued in connection with the merger. Instead, in lieu of any fractional share that DeKalb Community Bank shareholders would otherwise receive, DeKalb Community Bank shareholders will receive cash equal to your fractional share amount multiplied by the last sale price of Wilson Bank Holding Company’s common stock on the date closest to, but not after, the closing date of the merger.

     DeKalb Community Bank shareholders will be entitled to receive dividends or other distributions on Wilson Bank Holding Company common stock with a record date after the merger is completed in accordance with the terms of the merger agreement, but only if they have surrendered their DeKalb Community Bank stock certificates.

Closing and Effective Time

     The merger will take place as soon as practicable after satisfaction or waiver, if permissible, of all conditions to the obligations of the parties to complete the merger. The merger will become effective at the date and time at which articles of merger are filed with the Secretary of State of the State of Tennessee, or at such later time as the parties shall agree and specify in the articles of merger.

Representations and Warranties

     Each of DeKalb Community Bank, Wilson Bank Holding Company and Wilson Bank and Trust made a number of representations and warranties in the merger agreement regarding their authority to enter into the merger agreement and to complete the merger, and with regard to certain aspects of their respective businesses, financial condition, structure, and other facts pertinent to the merger.

     The representations and warranties made by DeKalb Community Bank cover, among others, the following topics as they relate to DeKalb Community Bank:

•	organization, good standing, qualification to do business and corporate power;

•	authorization to enter into the merger agreement;

•	corporate power and authority to enter into and perform its obligations under, and the enforceability of, the merger agreement;

•	conflicts between the merger agreement and DeKalb Community Bank’s charter and bylaws and certain permits;

•	capitalization;

•	title to properties;

•	compliance with laws;

•	absence of undisclosed liabilities;

•	absence of litigation; and

•	fees and commissions required to be paid to brokers, finders or investment bankers in connection with the merger.

     The representations made by Wilson Bank Holding Company and Wilson Bank and Trust cover, among others, the following topics as they relate to Wilson Bank Holding Company and its subsidiaries:

•	organization, good standing, qualification to do business and corporate power;

•	authorization to enter into the merger agreement;

•	corporate power and authority to enter into and perform its obligations under, and the enforceability of, the merger agreement;

•	conflicts between the merger agreement and Wilson Bank Holding Company’s and Wilson Bank and Trust’s charter and bylaws and certain permits;

•	capitalization;

•	filings and reports with the Securities and Exchange Commission;

•	title to properties;

•	compliance with laws;

•	the shares of Wilson Bank Holding Company common stock to be issued in the merger;

•	absence of undisclosed liabilities;

•	absence of litigation; and

•	fees and commissions required to be paid to brokers, finders or investment bankers in connection with the merger.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the headings “Representations and Warranties by DeKalb” and “Representations and Warranties by Parent and the Bank.”

Business Pending the Merger

     DeKalb Community Bank has agreed that until the merger occurs or the merger agreement is terminated, unless Wilson Bank Holding Company otherwise consents in writing, it will use its best efforts to operate generally in the ordinary course consistent with past practices and, without limiting the foregoing, to fulfill the following covenants and agreements:

•	DeKalb Community Bank will use its commercially reasonable efforts to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of DeKalb Community Bank, to preserve the business organization of DeKalb Community Bank intact, to keep available to Wilson Bank Holding Company DeKalb

Community Bank’s officers and employees, and to preserve for Wilson Bank Holding Company the present relationships of DeKalb Community Bank with its customers and others having business relationships with it;

•	DeKalb Community Bank will not intentionally do or omit to do any act, which may cause a material breach of any contract, commitment or obligation of DeKalb Community Bank;

•	DeKalb Community Bank will duly comply in all material respects with all laws applicable to it and its business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement;

•	except as set forth on Schedule 6.1 to the merger agreement, DeKalb Community Bank will not (1) grant any increase in the wages or salary of any officer, employee or agent of DeKalb Community Bank, except normal wage or salary increases for employees and commissions paid in the ordinary course of business and consistent with past practice; (2) except pursuant to existing compensation arrangements, by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent; (3) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (4) enter into or extend any labor contract with any hourly-paid employees or any union; or (5) agree to take any such action;

•	except in the ordinary course of business and consistent with past practice, DeKalb Community Bank will not terminate or modify in any material respect any lease, license, permit, contract or other agreement to which it is a party;

•	DeKalb Community Bank will not mortgage, pledge or subject to lien or any other encumbrance, any of its assets;

•	except as set forth on Schedule 6.1 to the merger agreement, DeKalb Community Bank will not declare, pay or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities, except in each case in the ordinary courses of business consistent with past practice;

•	except as set forth on Schedule 6.1 to the merger agreement, DeKalb Community Bank will not incur any additional indebtedness except in the ordinary course of business;

•	DeKalb Community Bank will not make, renew or otherwise modify any Loan other than in the ordinary course of business consistent with past practice;

•	DeKalb Community Bank will not enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality; or file any application or make any contract with respect to branching or site location or branching or site relocation;

•	DeKalb Community Bank will not enter into any transaction outside the ordinary course of business; and

•	DeKalb Community Bank will not enter into any agreement to do any of the foregoing.

Conditions to the Merger

     The obligations of Wilson Bank Holding Company and Wilson Bank and Trust to consummate the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time, of a number of conditions set forth in the merger agreement, including:

•	each of the representations and warranties of DeKalb Community Bank in the merger agreement shall be true in all material respects at and as of the date of the merger agreement and at the time of the closing of the merger;

•	DeKalb Community Bank shall have performed and complied with all covenants, agreements, obligations and conditions required by the merger agreement;

•	DeKalb Community Bank shall have delivered to Wilson Bank Holding Company a certificate, dated the closing date, signed by DeKalb Community Bank’s President certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 of the merger agreement;

•	DeKalb Community Bank’s shareholders shall have approved the merger;

•	receipt of all regulatory and material non-regulatory approvals that are required to complete the merger;

•	the absence of any governmental order blocking completion of the merger, or of any proceedings by a governmental body trying to block it;

•	the absence of any litigation which, if adversely determined might, in the reasonable opinion of Wilson Bank Holding Company, have a material adverse effect on DeKalb Community Bank;

•	since September 30, 2004, there shall not have been any circumstance, development, state of fact or matter which has, or would reasonably be expected to have, a material adverse effect on DeKalb Community Bank; and

•	the receipt by DeKalb Community Bank’s board of directors of the fairness opinion of PBS to the effect that the consideration to be received by the DeKalb Community Bank shareholders is fair to the DeKalb Community Bank shareholders from a financial point of view.

     The obligations of DeKalb Community Bank to consummate the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time, of a number of conditions set forth in the merger agreement, including:

•	each of the representations and warranties of Wilson Bank Holding Company and Wilson Bank and Trust in the merger agreement shall be true in all material respects at and as of the date of the merger agreement and at the time of the Closing;

•	Wilson Bank Holding Company and Wilson Bank and Trust shall have performed and complied with all covenants, agreements, obligations and conditions required by the merger agreement;

•	Wilson Bank Holding Company and Wilson Bank and Trust shall have delivered to DeKalb Community Bank a certificate, dated the Closing Date, signed by the Chief Executive Officer of Wilson Bank Holding Company and Wilson Bank and Trust certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2 of the merger agreement;

•	the absence of any governmental order blocking completion of the merger, or of any proceedings by a governmental body trying to block it;

•	the performance by PBS of its review of the book values of Wilson Bank Holding Company’s and DeKalb Community Bank’s common stock prior to the mailing of this proxy statement/prospectus and made its determination as to the adequacy and calculation methodologies of Wilson Bank and Trust’s and DeKalb Community Bank’s loan loss reserves and allowance for doubtful accounts, among other items, by such date and as a result thereof recommended any adjustments to the book value of DeKalb Community Bank’s or Wilson Bank Holding Company’s common stock, with all such recommended adjustments being acceptable to the board of directors of DeKalb Community Bank; and

•	the receipt by DeKalb Community Bank’s board of directors of the fairness opinion of PBS to the effect that the consideration to be received by the DeKalb Community Bank shareholders is fair to the DeKalb Community Bank shareholders from a financial point of view.

Termination of the Merger Agreement

     Wilson Bank Holding Company and DeKalb Community Bank can mutually agree at any time to terminate the merger agreement without completing the merger, even if DeKalb Community Bank’s shareholders have already voted to approve it. Also, DeKalb Community Bank can terminate the merger agreement if, within five (5) business days of its board of directors being advised by PBS of its proposed adjustments to the book value of Wilson Bank Holding Company’s or DeKalb Community Bank’s

common stock, the DeKalb Community Bank board of directors determines, in its sole discretion, to terminate the merger agreement.

     Moreover, either Wilson Bank Holding Company or DeKalb Community Bank can terminate the merger agreement in the following circumstances:

•	if the other party makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other;

•	if the merger isn’t completed by April 30, 2005;

•	in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement shall have been denied by final nonappealable action of such governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority;

•	if the DeKalb Community Bank shareholders don’t approve the merger; or

•	if the other party violates, in a significant way, any of its agreements, representations, and warranties under the merger agreement.

Amendment of the Merger Agreement

     The merger agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives.

Expenses of the Merger

     All fees and expenses incurred by DeKalb Community Bank including without limitation legal fees and expenses, in connection with the merger agreement are to be borne by DeKalb Community Bank; provided, however, that Wilson Bank and Trust shall reimburse DeKalb Community Bank for the fees and expenses of PBS. All fees and expenses incurred by Wilson Bank Holding Company and Wilson Bank and Trust, including without limitation, legal fees and expenses, in connection with the merger agreement are to be borne by Wilson Bank Holding Company or Wilson Bank and Trust, as the case may be. Filing fees payable by Wilson Bank Holding Company or DeKalb Community Bank in connection with any regulatory filing shall be paid by Wilson Bank Holding Company.

APPRAISAL RIGHTS FOR DEKALB COMMUNITY BANK SHAREHOLDERS

     Under Tennessee law, if you do not vote in favor of the merger you have the right to seek an appraisal of the fair value of your DeKalb Community Bank common stock and receive a cash payment of such fair value. DeKalb Community Bank shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act in order to perfect their rights. DeKalb Community Bank will require strict compliance with the statutory procedures. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to this proxy statement/prospectus.

     The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, the full text of which appears as Appendix B of this proxy statement.

     Holders of common stock who do not want to accept the merger consideration, who do not vote in favor of (or who abstain from voting on) the merger agreement, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the Tennessee Business Corporation Act, will have the right to receive cash payment for the “fair value” of their common stock.

     In order to be eligible to exercise the right to dissent, a shareholder must file with DeKalb Community Bank a written objection to the merger, stating that he intends to dissent if the merger is effected. Such statement must be filed before the vote is taken at the special meeting, and it must be addressed as follows: DeKalb Community Bank, 576 West Broad Street, Smithville, Tennessee 37166, Attention: Byrna Ashford, Corporate Secretary. It is not necessary for a dissenting shareholder to vote against the merger to preserve dissenters’ rights; however, such rights will be lost if the shareholder votes in favor of the merger.

     If the merger is approved, DeKalb Community Bank will deliver a written notice to dissenting shareholders no later than ten days after approval of the merger, unless the merger is terminated and abandoned. The notice will set forth where the dissenting shareholders’ payment demands must be sent and where and when stock certificates must be deposited. The notice will also supply a form for dissenting shareholders to use in demanding payment. A dissenting shareholder must deliver his payment demand to DeKalb Community Bank no later than the date set forth in such notice, which may not be fewer than one nor more than two months after the written notice is delivered. Merely abstaining from or voting against the merger will not satisfy the two requirements that the shareholder (i) object in writing to the merger and (ii) file a written demand for payment within such two-month period. Failure of a shareholder to take the required action during the two-month period binds such shareholder to the terms of the merger and precludes exercise of dissenters’ rights.

     Within the two-month period, a dissenting shareholder must submit his stock certificates representing his shares of common stock to DeKalb Community Bank in accordance with the terms of notice of DeKalb Community Bank. As soon as practicable after the merger is effected, or upon receipt of a dissenting shareholder’s payment demand, whichever is later, DeKalb Community Bank shall pay each dissenting shareholder the fair value of his shares, plus accrued interest.

     If a dissenting shareholder believes that the amount paid by DeKalb Community Bank is less than the fair value of the shares or that interest due was incorrectly calculated, the dissenting shareholder must, within one month after DeKalb Community Bank has made payment to the dissenting shareholder, demand payment of his estimate of the fair value. If a demand for payment remains unsettled, DeKalb Community Bank must commence a suit in a court having equity jurisdiction located in DeKalb County, Tennessee, within two months after receiving the dissenting shareholder’s payment demand. All dissenting shareholders will be made a party to the proceeding and will be served with a copy of the petition. The court shall determine the dissenting shareholder’s right to receive payment or the fair value of his shares or both. The costs and expenses of such proceedings shall be assessed against DeKalb Community Bank unless the court shall find the actions of a dissenting shareholder who is party to the suit to be arbitrary, vexatious or not in good faith. If DeKalb Community Bank fails to bring such a suit within such time, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded.

     Section 48-23-101 of the Tennessee Business Corporation Act provides that the “fair value” of shares shall be determined immediately before the effectuation of the merger, “excluding any appreciation or depreciation of shares in anticipation of such corporate action.” The value so determined could be more or less than the value of the merger consideration into which shares of the common stock are to be converted pursuant to the merger. Any dissenting shareholder who perfects such holder’s rights to be paid the fair value of such holder’s shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences” on Page 32.

     Any shareholder contemplating the exercise of dissenters’ rights should carefully review Chapter 23 of the Tennessee Business Corporation Act, a copy of which is attached to this proxy statement as Appendix B. A shareholder who fails to comply with all requirements of such Chapter 23 will forfeit such holder’s dissenters’ rights and, upon consummation of the merger, such holder’s shares of common stock will be converted into the right to the merger consideration to which such shareholder is entitled under the merger agreement.

     In view of the complexities of Chapter 23 of the Tennessee Business Corporation Act, the material provisions of which are briefly summarized above, shareholders of DeKalb Community Bank who consider pursuing dissenters’ rights are urged to consult with legal counsel.

     The above summary is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, a copy of which is reprinted in full as Appendix B to this proxy statement/prospectus.

INFORMATION CONCERNING DEKALB COMMUNITY BANK

Business of DeKalb Community Bank and Market Area Served

     DeKalb Community Bank is an independent, state chartered bank, which was established in April 1996. It is owned 50% by Wilson Bank Holding Company and 50% by residents primarily of DeKalb County. DeKalb Community Bank operates two full-service branches, one in Smithville and one in Alexandria, Tennessee and is considered a subsidiary of Wilson Bank Holding Company for purposes of the Bank Holding Company Act of 1956. DeKalb Community Bank is the only predominantly locally-owned bank in DeKalb County and offers a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes.

     As of September 30, 2004, DeKalb Community Bank had total assets of approximately $108.2 million, total liabilities of approximately $100.6 million and shareholders’ equity of approximately $7.6 million. At such date, it had total deposits of approximately $97.2 million and total loans of approximately $83.5 million.

     As of September 30, 2004, DeKalb Community Bank had thirty-four employees, twenty-eight of which were full time employees.

     As a state chartered bank, DeKalb Community Bank is subject to the supervision and regulation of the Tennessee Department of Financial Institutions. Because its deposits are insured by the FDIC, it is also subject to the supervision and regulation of the FDIC.

     As described above, DeKalb Community Bank operates in DeKalb County, Tennessee where, as of June 30, 2004, it held approximately 35% of the total market share for deposits. It competes with three other commercial banking institutions in DeKalb County, two of which are large regional bank holding companies and one of which is a small community banking organization. At June 30, 2004, DeKalb Community Bank had approximately $96 million in deposits within DeKalb County, up from approximately $56 million at June 30, 2000.

     DeKalb Community Bank has substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the range and quality of financial services offered, the ability to offer attractive rates and the availability of convenient office locations. Direct competition for deposits includes other commercial banks. Additional competition for deposits comes from other investment alternatives, such as money market mutual funds and corporate and government securities. The primary factors in competing for loans are the range and quality of the lending services offered, interest rates, and loan origination fees. Competition for the origination of loans normally comes from other financial institutions, commercial banks, credit unions, insurance companies and other financial services companies. DeKalb Community Bank believes that it has successfully competed with larger banks and other smaller community banks in the DeKalb County market by focusing on personal service and financial products to meets the needs of the community.

Market for DeKalb Community Bank’s Common Stock

     Shares of DeKalb Community Bank are not listed on an exchange. Because of the limited number of DeKalb Community Bank shareholders, trading in DeKalb Community Bank common stock has been essentially nonexistent. To the knowledge of the DeKalb Community Bank senior management, the following table sets forth all sales of DeKalb Community Bank stock during the years 2003, 2004 and 2005. The information below has been adjusted to reflect a 2-for-1 stock split paid by DeKalb Community Bank on February 12, 2004.

DATE	NUMBER OF SHARES	PRICE PER SHARE
August 1, 2003	119	$30.00
February 27, 2004	107	17.00
April 12, 2004	862	20.00
May 12, 2004	104	18.00
June 10, 2004	100	18.00
July 8, 2004	100	18.00
September 30, 2004	188	18.00
October 28, 2004	100	18.50
December 31, 2004	8	18.00
January 13, 2005	464	20.00

     As indicated above, the last transaction in DeKalb Community Bank’s common stock was the sale of 464 shares at $20.00 per share on January 13, 2005. The last reported transaction in DeKalb Community Bank’s common stock prior to the announcement of the merger was on October 28, 2004, in which 100 shares of DeKalb Community Bank common stock were sold for $18.50 per share. In 2004, DeKalb Community Bank did not pay cash dividends, but it did issue a stock dividend in connection with its 2-for-1 stock split. In 2003, DeKalb Community Bank paid dividends totaling $0.70 per share to its shareholders.

     As of February 1, 2004, DeKalb Community Bank had approximately 383 shareholders of record.

     DeKalb Community Bank does not have any shares of its common stock reserved for issuance under an equity compensation plan, whether approved by DeKalb Community Bank’s shareholders or not.

DESCRIPTION OF WILSON BANK HOLDING COMPANY’S CAPITAL STOCK

     Wilson Bank Holding Company has the authority to issue 10,000,000 shares of common stock. As of February 1, 2005, 4,488,083 shares of Wilson Bank Holding Company common stock were outstanding.

     The following summary descriptions of selected provisions of the Wilson Bank Holding Company charter, bylaws, common stock and Tennessee Business Corporation Act are not complete. The summaries are subject to, and are qualified entirely by, the provisions of Wilson Bank Holding Company’s charter and bylaws, all of which are included or incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part. You are encouraged to read the Wilson Bank Holding Company charter and bylaws.

Common Stock

     The holders of Wilson Bank Holding Company’s common stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Holders of common stock have no preemptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to shares of Wilson Bank Holding Company’s common stock. All shares of Wilson Bank Holding Company common stock being offered to the DeKalb Community Bank shareholders under this proxy statement/prospectus will be fully paid and not liable for further calls or assessment by Wilson Bank Holding Company.

Anti-Takeover Effect of Wilson Bank Holding Company’s Charter and Bylaw Provisions

     Wilson Bank Holding Company’s charter and bylaws contain provisions that could make it more difficult to consummate an acquisition of Wilson Bank Holding Company by means of a tender offer, a proxy contest or otherwise.

     Board of Directors. Wilson Bank Holding Company’s bylaws provide that the number of directors shall be no fewer than five nor more than 15. The Wilson Bank Holding Company charter provides that the directors will be classified into three classes, as nearly equal in number as possible with each class to serve for staggered three year terms. Under the Wilson Bank Holding Company bylaws, the shareholders may remove one or more directors with or without cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him without cause. The Wilson Bank Holding Company bylaws provides that if so provided in the Wilson Bank Holding Company charter, any of the directors may be removed for cause by the affirmative vote of a majority of the entire board of directors; however, such a method of removal is not provided for in the Wilson Bank Holding Company charter. A director may be removed by the shareholders or directors only at a meeting called for the purpose of removing him, and the meeting notice must state the purpose, or one of the purposes, of the meeting is the removal of directors. Directors may be removed without cause only by vote of a majority of the shareholders entitled to vote at a regular or special meeting. The Wilson Bank Holding Company charter provides that any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by the board of directors. Any director elected to fill a vacancy shall hold office until the next annual meeting following his or her election to the board of directors at which time such person will be subject to election and classification. Under the Wilson Bank Holding Company bylaws, if the directors remaining in office constitute fewer than a quorum of the board of directors, they may fill such vacancies by the affirmative vote of a majority of all the directors remaining in office.

     Charter Provisions. The Wilson Bank Holding Company charter provides that the affirmative vote of holders of two-thirds of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of the charter or as part of Wilson Bank Holding Company’s bylaws inconsistent with the purpose and intent of Article 8 of the charter, which creates staggered terms for the board of directors.

Tennessee’s Anti-takeover Provisions

     Provisions in Tennessee law could make it harder for someone to acquire Wilson Bank Holding Company through a tender offer, proxy contest or otherwise.

     Tennessee Business Combination Act. The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a “resident domestic corporation” is an “interested shareholder.” An interested shareholder also includes a party that is an affiliate or associate, as defined in the Tennessee Business Combination Act, of a “resident domestic corporation.” Wilson Bank Holding Company is currently a resident domestic corporation within the meaning of this act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

•	takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and

•	either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.

     These provisions apply unless one of the following exemptions is available:

•	a business combination with an entity can proceed without delay when approved by the target corporation’s board of directors before that entity becomes an interested shareholder;

•	a business combination is exempt, if in its original charter or original bylaws, the resident domestic corporation elects not to be governed by the Tennessee Business Combination Act;

•	unless the charter of the resident domestic corporation provides otherwise, the Tennessee Business Combination Act does not apply to a business combination of a resident domestic corporation with, or proposed by or on behalf of, an interested shareholder if the resident domestic corporation did not have, on such interested shareholder’s share acquisition date, a class of voting stock registered or traded on a national securities exchange or registered with the securities and exchange commission pursuant to Section 12(g) of the Exchange Act; or

•	the resident corporation may enact a charter or bylaw amendment to remove itself entirely from the Tennessee Business Combination Act that must be approved by a majority of the shareholders who have held shares for more than one year before the vote and which cannot become operative until two years after the vote.

Wilson Bank Holding Company has not adopted a charter amendment or bylaw to remove it from the Tennessee Business Combination Act.

     Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits Wilson Bank Holding Company from purchasing or agreeing to purchase any of its securities, at a price higher than fair market value, from a holder of 3% or more of any class of its securities who has beneficially owned the securities for less than two years. Wilson Bank Holding Company can, however, make this purchase if the majority of the outstanding shares of each class of voting stock issued by it approves the purchase or if it makes an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.

     Tennessee Control Share Acquisition Act. The Tennessee Control Share Acquisition Act strips a purchaser’s shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act (which Wilson Bank Holding Company at this time has not) brings the purchaser’s voting power to one-fifth, one-third or a majority of all voting power. The purchaser’s voting rights can be restored only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser’s shares if the shares are not granted voting rights.

     The effect of these provisions may make a change of control of Wilson Bank Holding Company harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for Wilson Bank Holding Company’s shares. They may also promote the continuity of Wilson Bank Holding Company’s management by making it harder for you to remove or change the incumbent members of the board of directors.

     Limitations on Liability and Indemnification of Directors and Officers. The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.

     Wilson Bank Holding Company’s charter provides that to the extent permitted by the Tennessee Business Corporation Act, the company may indemnify every officer, director or employee, his heirs, executors and administrators, against judgments resulting from the expenses reasonably incurred by him in connection with any action to which he may be made a party by reason of his being an officer, director or employee of the company, including any action based upon any alleged act or omission on his part as an officer, director or employee of the company, except in relation to matters as to which he shall be finally adjudged in such action to be liable for negligence or misconduct. Under the Tennessee Business Corporation Act, this provision relieves Wilson Bank Holding Company’s directors from personal liability to it or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	any unlawful distributions.

COMPARISON OF RIGHTS OF WILSON BANK HOLDING COMPANY AND
DEKALB COMMUNITY BANK SHAREHOLDERS

     Both Wilson Bank Holding Company and DeKalb Community Bank are incorporated under the laws of the State of Tennessee. The holders of shares of DeKalb Community Bank common stock whose rights as shareholders are currently governed by Tennessee law, the charter of DeKalb Community Bank and the bylaws of DeKalb Community Bank, will, upon the exchange of their shares of DeKalb Community Bank common stock for shares of Wilson Bank Holding Company common stock at the effective time pursuant to the merger, become holders of Wilson Bank Holding Company common stock and their rights as such will be governed by Tennessee law, the Wilson Bank Holding Company charter and the Wilson Bank Holding Company bylaws. The material differences between the rights of holders of shares of DeKalb Community Bank common stock and Wilson Bank Holding Company common stock, which result from differences in their governing corporate documents, are summarized below.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Tennessee Business Corporation Act, the Wilson Bank Holding Company charter, the Wilson Bank Holding Company bylaws, the DeKalb Community Bank charter and the DeKalb Community Bank bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the Wilson Bank Holding Company charter, the Wilson Bank Holding Company bylaws, the DeKalb Community Bank charter and the DeKalb Community Bank bylaws are available upon request.

	Wilson Bank Holding Company	DeKalb Community Bank
	Shareholder Rights	Shareholder Rights
Authorized Stock:	The Wilson Bank Holding Company charter provides for authorized stock consisting of 10,000,000 shares of Wilson Bank Holding Company common stock, par value $2.00 per share.	The DeKalb Community Bank charter provides for authorized stock consisting of 1,000,000 shares of DeKalb Community Bank common stock, no par value per share.

Election and Size of Board of Directors:	The Wilson Bank Holding Company bylaws provide for a minimum of five and maximum of fifteen directors, the exact number to be set by Wilson Bank Holding Company’s board of directors. The Wilson Bank Holding Company charter provides that the directors will be classified into three classes, as nearly equal in number as possible with each class to serve for staggered three year terms. Currently, the Wilson Bank Holding Company board is made up of thirteen members.	The DeKalb Community Bank bylaws provide that the board shall consist of no fewer than ten nor more than twenty-five members. According to the DeKalb Community Bank bylaws, the exact number of directors, within the minimum and maximum, or the range for the size of the board of directors, or whether the size of the board of directors shall be a fixed or variable–range may be fixed, changed or determined from time to time by the board of directors. DeKalb Community Bank directors are elected at each annual meeting of the shareholders and hold office until the next annual shareholder meeting following their election and until their successors are duly elected and qualified. All voting directors of DeKalb Community Bank must be citizens of the United States, two-thirds of the voting directors must be residents of the State of Tennessee or must reside within 25 miles of the main office of DeKalb Community Bank, and a majority of the voting directors must reside within 100 miles of the main office of DeKalb Community Bank. Currently, the DeKalb Community Bank board is made up of twelve members.

Limitation of Liability of Directors and Officers:	The Wilson Bank Holding Company charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act, a director of the company shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The Tennessee Business Corporation Act provides that a corporation may not indemnify a director for liability:	The DeKalb Community Bank charter has no provision with respect to limitation of liability of its directors and officers.

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	under Sec. 48-18-304 of the Tennessee Business Corporation Act

	Wilson Bank Holding Company	DeKalb Community Bank
	Shareholder Rights	Shareholder Rights
(with respect to the unlawful payment of dividends), as the same exists or hereafter may be amended.

Indemnification of Directors and Officers:	The Wilson Bank Holding Company bylaws provide that Wilson Bank Holding Company shall have the power to indemnify any director or officer of the corporation to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date the bylaws were adopted or as it may be hereafter amended. Wilson Bank Holding Company may also indemnify and advance expenses to any employee or agent of Wilson Bank Holding Company who is not a director or officer to the same extent as to a director or officer if the board of directors determines that to do so is in the best interests of Wilson Bank Holding Company.	The DeKalb Community Bank charter provides that to the extent permitted by the Tennessee Business Corporation Act, the company may indemnify every officer, director or employee, his heirs, executors and administrators, against judgments resulting from the expenses reasonably incurred by him in connection with any action to which he may be made a party by reason of his being an officer, director or employee of the company, including any action based upon any alleged act or omission on his part as an officer, director or employee of the company, except in relation to matters as to which he shall be finally adjudged in such action to be liable for negligence or misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlements as to which DeKalb Community Bank is advised by counsel that in the opinion of counsel the person to be indemnified was not liable for such negligence or misconduct.

Removal of Directors:	Under the Wilson Bank Holding Company bylaws, the shareholders may remove one or more directors with or without cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him without cause. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove him. The Wilson Bank Holding Company bylaws provides that if so provided in the Wilson Bank Holding Company charter, any of the directors may be removed for cause by the affirmative vote of a majority of the entire board of directors; however, such a method of removal is not provided for in the Wilson Bank Holding Company charter. A director may be removed by the shareholders or directors only at a meeting called for the purpose of removing him, and the meeting notice must state the purpose, or one of the purposes, of the meeting is the removal of directors. Directors may be removed without cause only by vote of a majority of the shareholders entitled to vote at a regular or special meeting.	Under the DeKalb Community Bank bylaws, a director may be removed with or without cause if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director. The shareholders may remove the entire board of directors if a majority of the outstanding shares approve a motion for removal of all directors.

Vacancies on the Board of	The Wilson Bank Holding Company charter provides that any vacancy on the board of	Under the DeKalb Community Bank bylaws, if any vacancies on the DeKalb

	Wilson Bank Holding Company	DeKalb Community Bank
	Shareholder Rights	Shareholder Rights
Directors:	directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by the board of directors. Any director elected to fill a vacancy shall hold office until the next annual meeting following his or her election to the board of directors at which time such person will be subject to election and classification. Under the Wilson Bank Holding Company bylaws, if the directors remaining in office constitute fewer than a quorum of the board of directors, they may fill such vacancies by the affirmative vote of a majority of all the directors remaining in office.	Community Bank board occur at any one time so that one-third (1/3) or less of the board of directors remains in office, the board of directors may fill such vacancies until the next meeting of shareholders. Vacancies resulting from an increase in the number of directors or resulting from the removal of a director with or without cause shall constitute a vacancy for purposes of calculating the number of vacancies. If the directors remaining in office constitute fewer than a quorum of the board of directors, they may fill such vacancies by the affirmative vote of a majority of all the directors remaining in office. If the vacant offices were held by a director elected by a voting group of shareholders, only the holders of shares of that voting group shall be entitled to vote to fill such vacancies if they are filled by the shareholders.

Action Taken on Written Consent:	The Wilson Bank Holding Company bylaws provide that action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if all shareholders entitled to vote on the action consent to taking such action without a meeting. The affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders. The action must be evidenced by one or more written consents describing the action taken, at least one of which is signed by each shareholder entitled to vote on the action in one or more counterparts. The Wilson Bank Holding Company bylaws also provide that any action required or permitted to be taken at a board of directors meeting may be taken without a meeting. If all directors consent to taking such action without a meeting, the affirmative vote of the number of directors that would be necessary to authorize or take such action at a meeting is the act of the board of directors. Such action must be evidenced by one or more written consents describing the action taken, at least one of which is signed by each director.	The DeKalb Community Bank bylaws provide that action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if all shareholders entitled to vote on the action consent to taking such action without a meeting. The affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders. The action must be evidenced by one or more written consents describing the action taken, at least one of which is signed by each shareholder entitled to vote on the action in one or more counterparts. Under the DeKalb Community Bank charter, the board may take, on written consent, without a meeting, any action which it could take by means of a regularly called meeting, provided that the written consent sets forth the actions taken and is signed by all of the directors entitled to vote thereon.

Amendments to Charter:	The Wilson Bank Holding Company charter provides that the affirmative vote of holders of two-thirds of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of the charter or as part of Wilson Bank Holding Company’s bylaws inconsistent with the purpose and intent of Article 8 of the charter. Otherwise, Wilson Bank Holding Company’s charter	The DeKalb Community Bank charter does not contain a provision with respect to amendment of the charter and, as such, the Tennessee Business Corporation Act controls how amendments to the charter may be accomplished.

	Wilson Bank Holding Company	DeKalb Community Bank
	Shareholder Rights	Shareholder Rights
does not contain a provision with respect to the amendment of the charter and, as such, the Tennessee Business Corporation Act controls how amendments to the charter may be accomplished.

Amendments to Bylaws:	Pursuant to the terms of Wilson Bank Holding Company’s bylaws, the bylaws may be altered, amended, repealed or restated, and new bylaws may be adopted, at any meeting of the shareholders by the affirmative vote of a majority of the stock represented at such meeting, or by the affirmative vote of a majority of the members of the board of directors who are present at any regular or special meeting. The Wilson Bank Holding Company charter provides that the affirmative vote of holders of two-thirds of the voting power of the shares entitled to vote at an election of directors shall be required to adopt any provision as part of the bylaws inconsistent with the purpose and intent of Article 8 of the charter.	The DeKalb Community Bank charter provides that the DeKalb Community Bank board shall have the power by majority vote of the directors present at any regular or special meeting to adopt, amend or repeal any provision of the DeKalb Community Bank bylaws, other than those relating to the duties, term of office or any indemnification of a director. Under the DeKalb Community Bank bylaws, the bylaws may be altered, amended or repealed, and new bylaws adopted, at any meeting of the shareholders by the affirmative vote of a majority of the stock represented at the meeting, or by the affirmative vote of a majority of the members of the DeKalb Community Bank board who are present at any regular or special meeting, unless such changes involve provisions relating to the duties, term of office or indemnification of a director.

Special Meetings of Shareholders:	The Wilson Bank Holding Company bylaws provide that a special meeting of the Wilson Bank Holding Company shareholders shall be held only on the call of the Wilson Bank Holding Company board or if the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to Wilson Bank Holding Company’s secretary one or more written demands for the meeting describing the purpose or purposes for which such special meeting is to be held. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting.	The DeKalb Community Bank bylaws provide that special meetings may be called at any time by the Tennessee Commissioner of Financial Institutions, one-third (1/3) of the board of directors or if the holders of at least twenty percent (20%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to DeKalb Community Bank’s secretary one or more written demands for the meeting describing the purpose or purposes for which such special meeting is to be held. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting.

Inspection of Documents:	The Wilson Bank Holding Company bylaws do not contain a provision with respect to inspection of corporate records, other than the right of the shareholders to inspect the shareholder’s list.	The DeKalb Community Bank bylaws do not contain a provision with respect to inspection of corporate records, other than the right of the shareholders to inspect the shareholder’s list.

Dividends and Other Distributions:	Under the Wilson Bank Holding Company bylaws, the board is authorized to declare and pay dividends on the company’s outstanding shares to the extent allowed by law.	The DeKalb Community Bank charter provides that DeKalb Community Bank has the right to declare dividends not more than one in each quarter from undivided profits.

	Wilson Bank Holding Company	DeKalb Community Bank
	Shareholder Rights	Shareholder Rights
Appraisal Rights of Dissenting Shareholders	Shareholders of Wilson Bank Holding Company are entitled to dissenters’ rights.	Same as Wilson Bank Holding Company

Preemptive Rights:	Tennessee law does not provide for preemptive rights, except for those cases in which a corporation’s charter specifically so provides. Wilson Bank Holding Company’s charter does not expressly provide for preemptive rights.	Same as Wilson Bank Holding Company

Tennessee Business Combination Act:	The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a “resident domestic corporation” is an “interested shareholder.” An interested shareholder also includes a party that is an affiliate or associate, as defined in the Tennessee Business Combination Act, of a “resident domestic corporation.” Wilson Bank Holding Company is currently a resident domestic corporation within the meaning of this act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:	Same as Wilson Bank Holding Company

•	takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and

•	either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.

These provisions apply unless one of the following exemptions are available:

•	a business combination with an entity can proceed without delay when approved by the target corporation’s board of directors before that entity becomes an interested shareholder;

•	a business combination is exempt, if in its original charter or original bylaws, the resident domestic corporation elects not to be governed by the Tennessee Business Combination Act;

Wilson Bank Holding Company	DeKalb Community Bank
Shareholder Rights	Shareholder Rights

•	unless the charter of the resident domestic corporation provides otherwise, the Tennessee Business Combination Act does not apply to a business combination of a resident domestic corporation with, or proposed by or on behalf of, an interested shareholder if the resident domestic corporation did not have, on such interested shareholder’s share acquisition date, a class of voting stock registered or traded on a national securities exchange or registered with the securities and exchange commission pursuant to Section 12(g) of the Exchange Act; or

•	the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act that must be approved by a majority of the shareholders who have held shares for more than one year before the vote and which cannot become operative until two years after the vote.

Wilson Bank Holding Company has not adopted a charter amendment or bylaw to remove it from the Tennessee Business Combination Act.

Tennessee Greenmail Act:	The Tennessee Greenmail Act prohibits Wilson Bank Holding Company from purchasing or agreeing to purchase any of its securities, at a price higher than fair market value, from a holder of 3% or more of any class of its securities who has beneficially owned the securities for less than two years. Wilson Bank Holding Company can, however, make this purchase if the majority of the outstanding shares of each class of voting stock issued by it approves the purchase or if it makes an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.	The Tennessee Greenmail Act does not apply to DeKalb Community Bank, as it is only applicable to companies that have a class of voting stock registered with the SEC pursuant to Section 12(g) of the Securities Exchange.

Tennessee Control Share Acquisition Act:	The Tennessee Control Share Acquisition Act strips a purchaser’s shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act (which Wilson Bank Holding Company at this time has not) brings the purchaser’s voting power to one-fifth, one-third or a majority of all voting power. The purchaser’s voting rights can be restored only by a majority vote	Same as Wilson Bank Holding Company

Wilson Bank Holding Company	DeKalb Community Bank
Shareholder Rights	Shareholder Rights

of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser’s shares if the shares are not granted voting rights.

Tennessee Investor Protection Act:	Tennessee’s Investor Protection Act applies to tender offers directed at corporations (called “offeree companies”) that have “substantial assets” in Tennessee that are either incorporated in or have a principal office in Tennessee. The Investor Protection Act requires an offeror making a tender offer for an offeree company to file with the Commission of Commerce and Insurance a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree company. The commissioner may require additional information material to the takeover offer and may call for hearings. The Investor Protection Act does not apply to an offer that the offeree company’s board of directors recommends to shareholders.	Same as Wilson Bank Holding Company

In addition to requiring the offeror to file a registration statement with the commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the commissioner all solicitation materials used in connection with the tender offer. The Investor Protection Act prohibits “fraudulent, deceptive, or manipulative acts or practices” by either side, and gives the commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the Investor Protection Act. Upon proper showing, the Chancery Court may grant injunctive relief. The Investor Protection Act further provides civil and criminal penalties for violations.

EXPERTS

     The consolidated financial statements of Wilson Bank Holding Company and its subsidiaries included in Wilson Bank Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated in this proxy statement/prospectus by reference, in reliance on the report of Maggart & Associates, P.C., independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     Bass, Berry & Sims PLC, Nashville, Tennessee, special counsel to Wilson Bank Holding Company, will pass on the validity of the securities offered in this proxy statement/prospectus and the registration statement of which it forms a part for Wilson Bank Holding Company.

WILSON BANK HOLDING COMPANY 2005 ANNUAL SHAREHOLDER MEETING
AND SHAREHOLDER PROPOSALS

     The deadline for shareholders to submit proposals for presentation at the next Annual Meeting of Wilson Bank Holding Company and inclusion in the proxy statement and form of proxy for such meeting was November 15, 2004.

     The deadline for any other shareholder proposals to have been timely (but not considered for inclusion in Wilson Bank Holding Company’s proxy statement) was January 29, 2005. The dates by which proposals must be submitted for the 2006 Annual Meeting of Wilson Bank Holding Company’s shareholders will be included in Wilson Bank Holding Company’s proxy statement filed with the SEC for its 2005 Annual Meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

     Wilson Bank Holding Company files annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information it files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Wilson Bank Holding Company filings with the SEC are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

     Wilson Bank Holding Company has filed a registration statement on Form S-4 to register the shares of its common stock to be issued to DeKalb Community Bank shareholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of Wilson Bank Holding Company as well as the proxy statement of DeKalb Community Bank for the special meeting. This proxy statement/prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC’s principal office in Washington, D.C. or at the Internet website maintained by the SEC at http://www.sec.gov. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by Wilson Bank Holding Company to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows Wilson Bank Holding Company to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Wilson Bank Holding Company has previously filed with the SEC.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	Current Reports on Form 8-K filed on September 14, 2004 and November 22, 2004; and

•	Proxy Statement on Schedule 14A filed on March 15, 2004.

     In addition, Wilson Bank Holding Company also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the DeKalb Community Bank special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Nothing in this proxy statement/ prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 9 or Item 12 of Form 8-K for periods prior to August 23, 2004 and Items 2.01 and 7.01 of Form 8-K for periods thereafter.

     You should rely only on the information contained in this proxy statement/prospectus including the Appendices to this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Wilson Bank Holding Company common stock in the merger shall create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

     This proxy statement/prospectus does not cover any resales of the Wilson Bank Holding Company common stock offered hereby to be received by shareholders of DeKalb Community Bank deemed to be “affiliates” of DeKalb Community Bank or Wilson Bank Holding Company as of the DeKalb Community Bank special meeting. No person is authorized to make use of this proxy statement/prospectus in connection with such resales.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 16, 2004

BY AND AMONG

WILSON BANK HOLDING COMPANY, WILSON BANK AND TRUST

AND

DEKALB COMMUNITY BANK

ARTICLE 1 THE MERGER	1
1.1 The Merger	1
1.2 The Closing	1
1.3 Effective Time	1

ARTICLE 2 CHARTER, BYLAWS, AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION	2
2.1 Charter and Bylaws	2
2.2 Directors and Executive Officers of the Surviving Corporation	2
2.3 DeKalb Board and Branches	2

ARTICLE 3 CONVERSION OF DEKALB STOCK	2
3.1 Conversion of DeKalb Common Stock in the Merger	2
3.2 Surrender and Exchange of Shares	2
3.3 Dividends; Transfer Taxes; Withholdings; Escheat	3
3.4 No Fractional Securities	4
3.5 No Further Rights; Closing of DeKalb Transfer Books	4
3.6 Dissenting Shares	4

ARTICLE 4 REPRESENTATIONS AND WARRANTIES BY DEKALB	5
4.1 Organization, Good Standing and Qualification	5
4.2 Authorization	5
4.3 Valid and Binding Agreement	5
4.4 No Violation	5
4.5 Capitalization	5
4.6 Title to Properties; Encumbrances	5
4.7 No Undisclosed Liability	5
4.8 Compliance with Applicable Law	6
4.9 Litigation	6
4.10 Contracts and Commitments	6
4.11 Brokerage Fees	6
4.12 Corporate Records	6
4.13 Full Disclosure	6

ARTICLE 5 REPRESENTATIONS AND WARRANTIES BY PARENT AND THE BANK	7
5.1 Organization and Good Standing	7
5.2 Authorization	7
5.3 Valid and Binding Agreement	7
5.4 No Violation	7
5.5 Brokerage Fees	7
5.6 Parent Common Stock	7
5.7 Capitalization	8
5.8 Financial Reports and Securities Documents	8
5.9 Full Disclosure	8

ARTICLE 6 COVENANTS AND AGREEMENTS OF DEKALB	8
6.1 Conduct of Business Pending the Closing	8
6.2 Access; Further Assurances	10
6.3 Schedules	10
6.4 Regulatory Filings	10
6.5 Consents and Approvals	10

ARTICLE 7 COVENANTS AND AGREEMENTS OF PARENT AND THE BANK	11
7.1 Further Assurances	11

ARTICLE 8 CONDITIONS TO PARENT’S AND THE BANK’S OBLIGATIONS	11
8.1 Representations and Warranties	11
8.2 Performance by the DeKalb	11
8.3 Officer’s Certificate	11
8.4 Shareholder Approval	11
8.5 Regulatory Approvals	11
8.6 No Injunction	11
8.7 Consents and Approvals	11
8.8 Litigation	12
8.9 No Material Adverse Change; Due Diligence Review	12
8.10 Fairness Opinion	12

ARTICLE 9 CONDITIONS TO THE DEKALB’S OBLIGATIONS	12
9.1 Representations and Warranties	12
9.2 Performance	12
9.3 Officer’s Certificate	12
9.4 No Injunction	12
9.5 Adjustments to Book Value	12
9.6 Fairness Opinion	13

ARTICLE 10 TERMINATION OF AGREEMENT	13

ARTICLE 11 MISCELLANEOUS	14
11.1 Survival	14
11.2 Expenses	14
11.3 Assignability; Parties in Interest	14
11.4 Entire Agreement; Amendments	14
11.5 Headings	14
11.6 Severability	15
11.7 Notices	15
11.8 Governing Law	15
11.9 Counterparts	15

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) made this 16th day of November, 2004 by and among WILSON BANK HOLDING COMPANY, a Tennessee corporation (“Parent”), WILSON BANK AND TRUST, a state chartered bank incorporated under the laws of the State of Tennessee (the “Bank”), and DEKALB COMMUNITY BANK, a state chartered bank incorporated under the laws of the State of Tennessee (“DeKalb”).

     WHEREAS, the Boards of Directors of Parent, the Bank and DeKalb each have determined that a business combination between Parent, the Bank, and DeKalb is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, DeKalb shall be merged with and into the Bank in accordance with the applicable provisions of the Tennessee Business Corporation Act (the “TBCA”) (the “Merger”), the separate corporate existence of DeKalb shall cease and the Bank shall survive and continue to exist as a corporation incorporated under the TBCA and as a wholly owned subsidiary of Parent (the Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Parent, the Bank and DeKalb.

     1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, TN 37238, at 10:00 a.m., local time, on March 31, 2005 or, if later, the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Articles 8 and 9 shall be fulfilled or waived in accordance herewith or at such other time, date, or place as Parent and DeKalb may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

     1.3 Effective Time. If all the conditions to the Merger set forth in Articles 8 and 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause Articles of Merger, in substantially the form attached hereto as Exhibit A, to be properly executed and filed in accordance with the applicable provisions of the TBCA on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee, or at such later time that the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the “Effective Time”).

ARTICLE 2
CHARTER, BYLAWS, AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     2.1 Charter and Bylaws. The Charter and Bylaws of the Surviving Corporation immediately after the Merger shall be the Charter and Bylaws of the Bank in effect immediately prior to the Merger.

     2.2 Directors and Executive Officers of the Surviving Corporation. The directors and executive officers of the Surviving Corporation immediately after the Merger shall be the directors and executive officers of the Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

     2.3 DeKalb Board and Branches. After the Merger, the directors of the DeKalb shall become members of the DeKalb Community Board, shall meet monthly to provide advice regarding DeKalb County operations to the Board of Directors of the Bank and shall be compensated therefore in the same amount as previously compensated as directors of DeKalb. The branches of DeKalb after the Merger shall operate as “DeKalb Community Bank, an office of Wilson Bank and Trust.”

ARTICLE 3
CONVERSION OF DEKALB STOCK

     3.1 Conversion of DeKalb Common Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of DeKalb, each issued and outstanding share of common stock of DeKalb (“DeKalb Common Stock”) shall be converted into and become a number of shares of Parent common stock (“Parent Common Stock”), equal to the quotient of the (i) book value per share of the DeKalb Common Stock at December 31, 2004 divided by (ii) the book value per share of the Parent Common Stock, at December 31, 2004 as such book values may be adjusted by Professional Bank Services, Inc. (“PBS”) and as the book value of Parent Common Stock shall be adjusted to account for Parent’s regular dividend paid to its shareholders in January 2005. (the “Merger Consideration”). No fractional shares shall be issued and in lieu thereof, a cash payment shall be made pursuant to Section 3.4 hereof

     3.2 Surrender and Exchange of Shares.

          (a) The Bank shall act as Exchange Agent hereunder (the “Exchange Agent”). Prior to Effective Time, Parent shall deposit with or for the account of the Exchange Agent stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of DeKalb Common Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time and which certificates shall be returned to Parent if such Effective Time does not occur.

          (b) As soon as practicable after the Effective Time (but not later than the first business day after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of DeKalb Common Stock (the “Certificates”) that were converted pursuant to Section 3.1 into the right to receive shares of Parent Common Stock (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 3 and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of DeKalb Common Stock which is not registered in the transfer records of the DeKalb, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such DeKalb Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Article 3. In no event will the holder of any such surrendered Certificate be entitled to receive interest on any cash to be received in lieu of fractional shares.

          (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange

Agent will issue the corresponding Certificate representing Parent Common Stock to which the person is entitled to hereunder in exchange for such lost, stolen or destroyed Certificate.

     3.3 Dividends; Transfer Taxes; Withholdings; Escheat. No dividends or distributions that are declared on shares of Parent Common Stock after the Effective Time will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Subject to applicable law, upon such surrender, there shall be paid, to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. As soon as practicable following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of DeKalb Common Stock who have not theretofore complied with this Article 3 shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article 3. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of DeKalb Common Stock for any shares of Parent Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares thereof delivered to a public official pursuant to applicable abandoned property, escheat or similar laws upon the lapse of the applicable time periods provided for therein. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

     3.4 No Fractional Securities. No certificates or scrip representing less than one whole share of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of any such fractional share, each holder of record of DeKalb Common Stock who would otherwise have been entitled to such fractional shares of Parent Common Stock shall be paid cash (without interest) in an amount equal to the fractional share amount to which such holder would be otherwise entitled multiplied by the closing sale price of Parent’s Common Stock on the date closest to, but not after, the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to the holders of DeKalb Common Stock in lieu of any fractional share interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders. The fractional Parent Common Stock interests of each such holder will be aggregated, and no such holder will receive cash in an amount equal to or greater than the value of one whole share of Parent Common Stock.

     3.5 No Further Rights; Closing of DeKalb Transfer Books. All shares of Parent Common Stock issued pursuant to this Article 3 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the corresponding shares of DeKalb Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by DeKalb on such shares of DeKalb Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of DeKalb shall be closed and no transfer of shares of DeKalb Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 3; provided, however, if any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Parent Common Stock or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 3.5 in respect of such Certificate would otherwise escheat to or become the property of any Government), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     3.6 Dissenting Shares. Each outstanding share of DeKalb Common Stock the holder of which has perfected his right to dissent under the Tennessee Business Corporation Act (the “TBCA”) and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the TBCA. DeKalb shall give Parent prompt notice upon receipt by DeKalb of any such written demands for payment of the fair value of such shares of DeKalb Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into the Merger Consideration in accordance with the applicable provisions of this Agreement as Parent or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES BY DEKALB

     DeKalb hereby represents and warrants as follows:

     4.1 Organization, Good Standing and Qualification. DeKalb is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Tennessee. DeKalb has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate its assets and properties as now owned, leased and operated and to carry on its business as presently conducted, except where failure to possess such permit, license or other authorization could not reasonably be expected to have a material adverse effect on the business, results of operations, prospects or financial condition (“Material Adverse Effect”) of DeKalb.

     4.2 Authorization. The Board of Directors of DeKalb has taken all action required by law, its Charter, Bylaws and otherwise to authorize the execution and delivery by DeKalb of this Agreement and the consummation by DeKalb of the transactions contemplated hereby.

     4.3 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of DeKalb, enforceable against DeKalb in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights and as to general equity principles.

     4.4 No Violation. Except as set forth on Schedule 4.4, the execution and delivery of this Merger Agreement and any other documents contemplated hereby by DeKalb do not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, constitute a default under or otherwise give any person the right to terminate, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which DeKalb is a party or by which any of DeKalb’s assets or properties are bound; (b) violate any provision of the Charter or Bylaws of DeKalb; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to DeKalb; or (d) violate any other contractual or legal obligation or restriction to which DeKalb is subject.

     4.5 Capitalization. The authorized capital stock of DeKalb consists solely of 1,000,000 shares of DeKalb Common Stock of which 753,272 shares are issued and outstanding. All of the DeKalb Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights. There are no outstanding options, warrants or rights to purchase or acquire from DeKalb any securities of DeKalb, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which DeKalb is a party or by which it is bound relating to any shares of capital stock or other securities of DeKalb whether or not outstanding.

     4.6 Title to Properties; Encumbrances. Except as set forth on Schedule 4.6, DeKalb has good, valid and marketable title to all properties and assets it purports to own, real, personal and mixed, tangible and intangible (except for accounts collected or disposed of since the date hereof in the ordinary course of business and consistent with past practice), subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except liens for current taxes not yet due.

     4.7 No Undisclosed Liability. Except as set forth on Schedule 4.7, DeKalb does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for Taxes (as defined herein) and interest, penalties and other charges payable with respect thereto). The reserves reflected in DeKalb’s internally generated financial statements as of and for the month ended September 30, 2004 are adequate, appropriate and reasonable in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis.

     4.8 Compliance with Applicable Law. DeKalb has in the past duly complied and is presently duly complying, in the conduct of its business and the ownership of its assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, “Laws”). DeKalb has not received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of DeKalb.

     4.9 Litigation. Except as set forth in Schedule 4.9, as of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of DeKalb, threatened by or against, or otherwise affecting DeKalb at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority, the result of which could reasonably be expected to have a Material Adverse Effect on DeKalb.

     4.10 Contracts and Commitments.

          (a) Except as set forth in Schedule 4.10, DeKalb has no contracts, commitments, arrangements or understandings which may involve the expenditure or receipt by DeKalb after the Closing of more than $25,000 for any individual contract, commitment, arrangement or understanding or which was not entered into in the ordinary course of business (“Material Contracts”). Except for required consents per Schedule 4.4, the legal enforceability after the Closing of the rights of DeKalb under any of its Material Contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (b) To the knowledge of DeKalb, all of the Material Contracts to which DeKalb is a party or by which it is bound are in full force and effect, are valid and enforceable in accordance with their terms, and no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder by DeKalb, or to DeKalb’s knowledge, the other parties thereto.

     4.11 Brokerage Fees. Except as set forth on Schedule 4.11, DeKalb has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finders or agent’s fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby and DeKalb does not know of any claim by anyone for such a commission or fee.

     4.12 Corporate Records. DeKalb has delivered, provided to, or made available for inspection by, Parent for its review true, complete and correct copies of the following items, as amended and presently in effect, for DeKalb: (a) Charter, (b) Bylaws, (c) minute books, and (d) stock registration books The stock registration books are complete and accurate and contain a complete record of all transactions in DeKalb’s capital stock from the date of its incorporation to the date hereof.

     4.13 Full Disclosure. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by DeKalb to Parent or the Bank pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. DeKalb has not withheld from Parent disclosure of any event, condition or fact which DeKalb knows is likely to have, in

DeKalb’s reasonable judgment, a Material Adverse Effect on the assets, prospects or condition (financial or otherwise) of DeKalb.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES BY PARENT AND THE BANK

     Parent and the Bank hereby represent and warrant to DeKalb as follows:

     5.1 Organization and Good Standing. Parent is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Bank is a state chartered bank incorporated under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

     5.2 Authorization. The Boards of Directors of Parent and the Bank have taken all action required by law, their respective Charters, Bylaws and otherwise to authorize the execution and delivery by Parent and the Bank of this Agreement and the consummation by Parent of the transactions contemplated hereby.

     5.3 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of Parent and the Bank, enforceable against Parent and the Bank in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights and as to general equity principles.

     5.4 No Violation. The execution and delivery of this Agreement by Parent and the Bank does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Parent or the Bank is a party or by which either is bound; (b) violate any provision of Parent’s or the Bank’s Charter or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Bank or Parent; or (d) violate any other contractual or legal obligation or restriction to which Parent or the Bank is subject.

     5.5 Brokerage Fees. Except as set forth on Schedule 5.5, neither Parent nor the Bank has done anything to cause or incur any liability for investment banking, brokerage, finders or agent’s fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance of this Agreement or the consummation of the transactions contemplated hereby, and neither Parent nor the Bank knows of any claim by anyone for such a commission or fee.

     5.6 Parent Common Stock. Parent Common Stock when issued and delivered to the DeKalb shareholders at Closing in accordance with the provisions of this Agreement will be (i) duly authorized, validly issued shares of Common Stock of Parent, fully paid and non-assessable, (ii) registered pursuant to an effective Registration Statement, (iii) registered or exempt from registration under applicable state securities or “Blue Sky” laws, and (iv) eligible for sale under Rule 145 of the Securities Act, subject to the qualifications and limitations set forth in Rule 145 and the DeKalb shareholders’ compliance with the applicable provisions thereof or under the Registration Statement and subject to the Securities and Exchange Commission’s powers generally to issue a stop order with respect to the Registration Statement.

     5.7 Capitalization. The authorized capital stock of Parent consists of 10,000,000 shares of common stock, $2.00 par value per share, of which 4,430,591 shares were issued and outstanding on September 30, 2004. All of the shares of Parent Common Stock to be issued to the DeKalb shareholders in accordance herewith will be offered, issued, sold and delivered by Parent in compliance with all applicable state and federal laws concerning the issuance of securities, and none of such shares will be issued in violation of the preemptive rights of any shareholder.

     5.8 Financial Reports and Securities Documents. Parent’s Annual Report on Form 10-K for the year ended December 31, 2003 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2003 under the Securities Act, or under

Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Parent and its subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

     5.9 Full Disclosure. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Parent or the Bank to DeKalb contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Neither Parent nor the Bank has withheld from DeKalb disclosure of any event, condition or fact which Parent or the Bank knows is likely to have, in Parent’s reasonable judgment, a Material Adverse Effect on the assets, prospects or condition (financial or otherwise) of Parent or the Bank.

ARTICLE 6
COVENANTS AND AGREEMENTS OF DEKALB

     DeKalb agrees that from the date hereof until the Closing, and thereafter if so specified, it will use its best efforts to operate generally in the ordinary course consistent with past practices and, without limiting the foregoing, to fulfill the following covenants and agreements, unless otherwise consented to by Parent in writing:

     6.1 Conduct of Business Pending the Closing.

          (a) DeKalb will use its commercially reasonable efforts to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of DeKalb, to preserve the business organization of DeKalb intact, to keep available to Parent DeKalb’s officers and employees, and to preserve for Parent the present relationships of DeKalb with its customers and others having business relationships with it.

          (b) DeKalb will not intentionally do or omit to do any act, which may cause a material breach of any contract, commitment or obligation of DeKalb.

          (c) DeKalb will duly comply in all material respects with all laws applicable to it and its business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

          (d) Except as set forth on Schedule 6.1, DeKalb will not (i) grant any increase in the wages or salary of any officer, employee or agent of DeKalb, except normal wage or salary increases for employees and commissions paid in the ordinary course of business and consistent with past practice; (ii) except pursuant to existing compensation arrangements, by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent; (iii) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or (v) agree to take any such action.

          (e) Except in the ordinary course of business and consistent with past practice, DeKalb will not terminate or modify in any material respect any lease, license, permit, contract or other agreement to which it is a party.

          (f) DeKalb will not mortgage, pledge or subject to lien or any other encumbrance, any of its assets.

          (g) Except as set forth on Schedule 6.1, DeKalb will not declare, pay or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities, except in each case in the ordinary courses of business consistent with past practice.

          (h) Except as set forth on Schedule 6.1, DeKalb will not incur any additional indebtedness except in the ordinary course of business.

          (i) Make, renew or otherwise modify any Loan other than in the ordinary course of business consistent with past practice.

          (j) Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality; or file any application or make any contract with respect to branching or site location or branching or site relocation.

          (k) DeKalb will not enter into any transaction outside the ordinary course of business.

          (1) DeKalb will not enter into any agreement to do any of the foregoing.

     6.2 Access; Further Assurances.

          (a) After the execution of this Agreement and continuing until the Closing, DeKalb shall permit Parent and its counsel, accountants, engineers and other representatives reasonable access upon reasonable prior notice during normal business hours to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to DeKalb and will furnish Parent and its representatives during such period with all such information concerning DeKalb’s affairs and such copies of such documents relating thereto, as Parent or its representatives may reasonably request.

          (b) At any time and from time to time after the Closing, at Parent’s request and expense and without further consideration, DeKalb will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as may be reasonably required in order more effectively to transfer, convey and assign to Parent and to place Parent in possession and control of, and to confirm Parent’s title to, the DeKalb Shares.

     6.3 Schedules. DeKalb shall have the continuing obligation to supplement or amend promptly the Schedules being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules, and any such amended Schedule shall be deemed incorporated herein.

     6.4 Regulatory Filings. Each of Parent, the Bank and DeKalb shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the Merger; and any initial filings with governmental authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent, the Bank and DeKalb shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any governmental authority in connection with the Merger. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and governmental authorities necessary or advisable to consummate the Merger, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Merger. Each party agrees, upon request, to furnish the other parties with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their subsidiaries to any third party or governmental authority.

     6.5 Consents and Approvals. DeKalb shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of DeKalb to carry out the transactions contemplated in this Agreement and shall provide to Parent such information as Parent may reasonably require to make such filings and prepare such applications as may be required for the consummation by Parent of the transactions contemplated by this Agreement.

ARTICLE 7
COVENANTS AND AGREEMENTS OF PARENT AND THE BANK

     7.1 Further Assurances. At any time and from time to time after the Closing, at DeKalb’s request and expense and without further consideration, Parent and the Bank will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as may be reasonably required in order more effectively to effect or confirm the transactions hereby contemplated and to carry out the purposes of this Agreement.

ARTICLE 8
CONDITIONS TO PARENT’S AND THE BANK’S OBLIGATIONS

     All obligations of Parent and the Bank hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     8.1 Representations and Warranties. The representations and warranties made by DeKalb in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by DeKalb, pursuant to this Agreement shall be true in all material respects (other than representations and warranties qualified by materiality which shall remain as is) when made and, other than representations made as of a specified date (other than the date of this Agreement), at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

     8.2 Performance by the DeKalb. DeKalb shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

     8.3 Officer’s Certificate. DeKalb shall have delivered to Parent a certificate, dated the Closing Date, signed by DeKalb’s President certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

     8.4 Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of DeKalb Common Stock.

     8.5 Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     8.6 No Injunction. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

     8.7 Consents and Approvals. Parent shall have received from DeKalb executed counterparts of the consents listed on Schedule 4.4 and all other consents required in connection with the consummation of the transaction contemplated hereby, which consents shall be in form and substance reasonably satisfactory to Parent.

     8.8 Litigation. On the date of the Closing, except as set forth on Schedule 4.9, DeKalb shall not be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the reasonable opinion of Parent, have a Material Adverse Effect on DeKalb; and there shall be no lawsuits pending against DeKalb, the Bank or Parent seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

     8.9 No Material Adverse Change; Due Diligence Review. Since September 30, 2004, there shall not have been any circumstance, development, state of fact or matter which has, or would reasonably be expected to have, a Material Adverse Effect on DeKalb.

     8.10 Fairness Opinion. The DeKalb Board of Directors shall have received the written opinion of PBS, dated prior to the mailing of the proxy materials to the DeKalb Shareholders, to the effect that the consideration to be received by the DeKalb Shareholders is fair to the holders of DeKalb Common Stock from a financial point of view.

ARTICLE 9
CONDITIONS TO THE DEKALB’S OBLIGATIONS

     All obligations of DeKalb under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     9.1 Representations and Warranties. The representations and warranties made by Parent and the Bank in this Agreement and the statements contained in any instrument, list, certificate, or writing delivered by Parent or the Bank pursuant to this Agreement shall be true in all material respects (other than representations and warranties qualified by materiality which shall remain as is) when made and, other than representations made as of a specified date (other than the date of this Agreement), at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

     9.2 Performance. Parent and the Bank shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

     9.3 Officer’s Certificate. Parent and the Bank shall have delivered to DeKalb a Certificate of Parent and the Bank, dated the Closing Date, signed by the Chief Executive Officer of Parent and the Bank certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof.

     9.4 No Injunction. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

     9.5 Adjustments to Book Value. PBS shall have performed its review of the book values of Parent’s and DeKalb’s Common Stock prior to the mailing of DeKalb’s proxy statement to its shareholders and made its determination as to the adequacy and calculation methodologies of the Bank’s and DeKalb’s loan loss reserves and allowance for doubtful accounts, among other items, by such date and as a result thereof recommended any adjustments to the book value of DeKalb’s or Parent’s Common Stock as contemplated by Section 3.1 hereof, with all such recommended adjustments being acceptable to the Board of Directors of DeKalb.

     9.6 Fairness Opinion. The DeKalb Board of Directors shall have received the written opinion of PBS, dated prior to the mailing of the proxy materials to the DeKalb Shareholders, to the effect that the consideration to be received by the DeKalb Shareholders is fair to the holders of DeKalb Common Stock from a financial point of view.

ARTICLE 10
TERMINATION OF AGREEMENT

     This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual agreement of DeKalb and Parent.

          (b) By Parent, if (i) there has been a material violation or breach by DeKalb or of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing; or (ii) if any of the conditions set forth in Article 8 hereof have not been satisfied by the Closing or have not been waived in writing by Parent.

          (c) By DeKalb, if (i) there has been a material violation or breach by Parent or the Bank of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing; or (ii) if any of the conditions set forth in Article 9 hereof have not been satisfied by the Closing or have not been waived in writing by DeKalb.

          (d) By Parent or DeKalb if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

          (e) By Parent on the one hand or DeKalb on the other hand, if their Board of Directors so determines by a vote of a majority of the members of their entire Board, in the event the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority.

          (f) By either Parent on the one hand or DeKalb on the other hand, if any approval of the shareholders of DeKalb contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the DeKalb’s shareholder meeting at which the Merger is considered for approval.

          (g) By DeKalb if, within five (5) days of its Board of Directors being advised by PBS of its proposed adjustments to the book value of Parent’s or DeKalb’s Common Stock as contemplated by Section 9.5 hereof, the DeKalb Board of Directors determines, in its sole discretion, to terminate this Agreement.

          (h) By Parent or DeKalb if the transactions contemplated by this Agreement shall not have been consummated on or before April 30, 2005.

ARTICLE 11
MISCELLANEOUS

     11.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to he performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

     11.2 Expenses. All fees and expenses incurred by DeKalb including without limitation legal fees and expenses, in connection with this Agreement will be borne by DeKalb; provided, however, that the Bank shall reimburse DeKalb for the fees and expenses of PBS. All fees and expenses incurred by Parent and the Bank, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Parent or the Bank, as the case may be. Filing fees payable by Parent or DeKalb in connection with any regulatory filing shall be paid by Parent.

     11.3 Assignability; Parties in Interest.

          (a) Parent may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Parent, and Parent shall advise DeKalb of any such assignment and shall designate such party as the assignee and transferee of the securities purchased. Any such assignee shall assume all of Parent’s duties, obligations, representations and warranties and undertakings hereunder, but the assignor shall remain liable thereunder.

          (b) DeKalb may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Parent.

          (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.

     11.4 Entire Agreement; Amendments. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party’s obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party’s right at a later time to enforce the same.

     11.5 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

     11.6 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

     11.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to DeKalb:

DeKalb Community Bank P. 0. Box 369 Smithville, Tennessee 37166

If to Parent or the Bank:

Wilson Bank Holding Company 623 West Main Street Lebanon, Tennessee 37087

with a copy to:

Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238 Attn: Bob F. Thompson

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     11.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee without regard to its conflict of laws rules.

     11.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by all the parties hereto. All such executed counterparts shall together constitute one and the same instrument.

[Signature page to follow.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first above written.

PARENT:

WILSON BANK HOLDING COMPANY

By:	/s/ J. Randall Clemons

Title:	Chief Executive Officer

THE BANK:

WILSON BANK AND TRUST

By:	/s/ J. Randall Clemons

Title:	Chief Executive Officer

DEKALB:

DEKALB COMMUNITY BANK

By:	/s/ Gentry Barnes

Title:	President

EXHIBIT A

ARTICLES OF MERGER

     In accordance with the provisions of Sections 48-21-107 of the Tennessee Business Corporation Act (the “Act”), Wilson Bank and Trust, a Tennessee corporation (“Wilson Bank”), and DeKalb Community Bank, a Tennessee corporation (“DeKalb”), collectively referred to herein as the “Merging Entities,” hereby adopt the following Articles of Merger for the purpose of merging DeKalb with and into Wilson Bank and Trust (the “Merger”):

1.     The Agreement and Plan of Merger (the “Plan of Merger”) that has been approved by each of the Merging Entities in the manner prescribed by the Act is set forth in Appendix A attached hereto and is incorporated for all purposes into these Articles of Merger.

2.      Approval of the Plan of Merger by the shareholders of both of the Merging Entities is required by the Act. The Plan of Merger was approved and adopted by the affirmative vote of the required percentage of all of the votes entitled to be cast by the shareholders of DeKalb on _________, 2005 and by the sole shareholder of Wilson Bank and Trust on October 25, 2004.

3.      The Merger shall be effective upon the filing of these Articles of Merger with the Secretary of State of the state of Tennessee.

[The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger effective as of the                      day of                     , 2005.

WILSON BANK AND TRUST a Tennessee corporation

By:

Name:

Title:

DEKALB COMMUNITY BANK a Tennessee corporation

By:

Name:

Title:

APPENDIX A

APPENDIX B

CHAPTER 23
DISSENTERS’ RIGHTS

Part 1 – Right to Dissent and Obtain Payment for Shares

48-23-101. Chapter definitions.
48-23-102. Right to dissent.
48-23-103. Dissent by nominees and beneficial owners.

Part 2 – Procedure for Exercise of Dissenters’ Rights

48-23-201. Notice of dissenters’ rights.
48-23-202. Notice of intent to demand payment.
48-23-203. Dissenters’ notice.
48-23-204. Duty to demand payment.
48-23-205. Share restrictions.
48-23-206. Payment.
48-23-207. Failure to take action.
48-23-208. After-acquired shares.
48-23-209. Procedure if shareholder dissatisfied with payment or offer.

Part 3 – Judicial Appraisal of Shares

48-23-301. Court action.
48-23-302. Court costs and counsel fees.

PART 1 – RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter definitions. – As used in this chapter, unless the context otherwise requires:

     (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

     (4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to Dissent. – (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

                         (A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

                         (B) If the corporation is a subsidiary that is merged with its Parent under § 48-21-105;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

                         (A) Alters or abolishes a preferential right of the shares;

                         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103. Dissent by nominees and beneficial owners. – (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

     (1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

     (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2 – PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights. – (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.

     (c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment. – (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

     (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

     (2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

48-23-203. Dissenters’ notice. – (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.

     (b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payment. – (a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions. – (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

     (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment. – (a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

     (b) The payment must be accompanied by:

     (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation’s estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

     (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Failure to take action. – (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares. – (a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer. – (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

     (1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

     (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3 – JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action. – (a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

     (1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

     (2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Court costs and counsel fees. – (a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

     (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

     (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX C

[Letterhead of Professional Bank Services, Inc.]

January 26, 2005

Board of Directors
Dekalb Community Bank
576 West Broad Street
Smithville, Tennessee 37166

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Dekalb Community Bank, Smithville, Tennessee (the “Bank” or “Dekalb” or “DCB”) of the proposed merger of the Bank with Wilson Bank Holding Company, Lebanon, Tennessee (“Wilson” or the “Company”) (the “Merger”). In the proposed Merger, Bank shareholders will receive 0.643 Wilson common shares per Bank common share subject to adjustment, as further defined in the Agreement and Plan of Merger by and Among Wilson Bank Holding Company, Wilson Bank and Trust and Dekalb Community Bank (the “Agreement”). Under the terms of the Merger, Wilson will issue an aggregate of 242,177 new common shares for the 376,636 Bank common shares not currently owned by Wilson and the 376,636 Bank common shares currently owned by Wilson will be cancelled. On January 26, 2005, the proposed consideration to be received represents $20.25 per Bank common share based on the most recent trading price of Wilson common shares.

Professional Bank Services, Inc. (“PBS”) is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions, and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes.

Board of Directors
Dekalb Community Bank
January 26, 2005

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Bank including:

•	December 31, 2004, draft financial statements of the Bank.

•	Consolidated Report of Condition and Income (CALL REPORT) dated December 31, 2002 and 2003, March 31, 2004, June 30, 2004 and September 30, 2004 filed by the Bank.

•	Uniform Bank Performance Report as of September 30, 2004 for the Bank.

•	The Bank’s 2004 operating budget and various internal asset quality reports, board reports, internal audit reports and other loan, deposit and interest rate risk reports.

We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

A limited scope due diligence review of Wilson has been performed by PBS, which included an on-site visit by PBS personnel the week of December 20th 2004, utilizing various management and financial data for Wilson. The review included the following:

•	All Forms 10-Q, 10-K and 8-K for 2002, 2003 and year to date 2004 filed by Wilson with the Securities and Exchange Commission.

•	Year-end 2002 and 2003 audited annual reports for Wilson.

Board of Directors
Dekalb Community Bank
January 26, 2005

•	March 15, 2004, form DEF 14A Proxy Statement of Wilson.

•	Independent audit, firm management letters and management responses thereto for the last 2 years.

•	September 30, 2004, Federal Reserve FY- 9 Consolidated Report of Condition and Income for Wilson.

•	September 30, 2004 Uniform Holding Company Performance Report for Wilson.

•	Most recent consolidated month-end delinquency and non-accrual reports for each affiliate bank.

•	Most recent consolidated analysis of the allowance for loan and lease losses for each affiliate bank.

•	Most recent consolidated internal loan quality reports and consolidated problem loan listing with classification for each affiliate bank.

•	Copies of Wilson’s loan policies and procedures manual.

•	Various other asset/liability, interest rate risk, capital plans, internal audit reports and board reports for Wilson and each affiliate bank.

•	2004 and 2005 budgets of each affiliate bank.

We have not compiled, reviewed or audited the financial statements of the Bank or Wilson, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Bank or Wilson.

Board of Directors
Dekalb Community Bank
January 26, 2005

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Bank under the Agreement is fair and equitable from a financial perspective.

Very truly yours,

/s/ Professional Bank Services, Inc.

C-4